EXHIBIT 10.21

CREDIT AGREEMENT

PLAINS MARKETING, L.P., as Borrower,

FLEET NATIONAL BANK, as Administrative Agent,

FLEET SECURITIES, INC., as Lead Arranger and Book Manager,

and CERTAIN FINANCIAL INSTITUTIONS, as Lenders

$200,000,000 Uncommited Senior Secured

Discretionary Contango Facility

November 21, 2003

i

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of November 21, 2003, by and among PLAINS MARKETING, L.P., a Delaware limited partnership (“Borrower”), FLEET NATIONAL BANK, as administrative agent (in such capacity, “Administrative Agent”), FLEET SECURITIES, INC., as lead arranger and book manager (in such capacity, “Lead Arranger and Book Manager”) and the Lenders referred to below.  In consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:

W I T N E S S E T H

In consideration of the mutual covenants and agreements contained herein and in consideration of the loans which may hereafter by made by Lenders, in each Lender’s sole and absolute discretion, and the Letters of Credit which may be made available by LC Issuer to Borrower upon Lenders’ election to participate in such Letters of Credit, in each Lender’s sole and absolute discretion, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - Definitions and References

Section 1.1.  Defined Terms.  As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Account” shall have the meaning given that term in the UCC.

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

“Administrative Agent” means Fleet National Bank, as Administrative Agent hereunder, and its successors in such capacity.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Credit Agreement.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on the Lender Schedule or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” means, as to any Type of Loan,  the percent per annum set forth on the Pricing Grid as the “Applicable Margin” for such Type of Loan, based on the Applicable Rating Level in effect on such date.  Changes in the Applicable Margin will occur automatically without prior notice as changes in the Applicable Rating Level occur.  Administrative Agent will give notice promptly to Borrower and Lenders of changes in the Applicable Margin.

“Applicable Rating Level” means for any day, the level set forth below that corresponds to the PAA Debt Rating by the Ratings Agencies applicable on such day; provided, in the event the PAA Debt Rating by the Ratings Agencies differs by one level, the higher PAA Debt Rating shall apply; provided further, in the event the PAA Debt Rating by the Ratings Agencies differs by more than one level, the PAA Debt Rating one level above the lower PAA Debt Rating shall apply; provided, notwithstanding the foregoing, the Applicable Rating Level for the period from the date hereof through and including February 21, 2004 shall be Level III.  As used in this definition, “ >“ means a rating equal to or more favorable than and “<“ means a rating less favorable than.

Rating Level	S&P	Moody’s

Level I	> BBB+	> Baa1
Level II	BBB	Baa2
Level III	BBB-	Baa3
Level IV	< BBB-	< Baa3

If either of the Rating Agencies shall not have in effect a PAA Debt Rating or if the rating system of either of the Rating Agencies shall change, or if either of the Rating Agencies shall cease to be in the business of rating corporate debt obligations, Borrower and Majority Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency, but until such an agreement shall be reached, the Applicable Rating Level shall be based only upon the PAA Debt Rating by the remaining Rating Agency.

“Approved Eligible Receivables” means an Eligible Receivable (a) from a Person whose Debt Rating is either at least Baa3 by Moody’s or at least BBB- by S&P; (b) fully and unconditionally guaranteed as to payment by a Person whose Debt Rating is either at least Baa3 by Moody’s or at least BBB- by S&P; (c) from any other Person Currently Approved by Majority Lenders; or (d) fully covered by a letter of credit from any national or state bank or trust company which is organized under the laws of the United States of America or any state thereof or any branch licensed to operate under the laws of the United States of America or any state thereof, which is a branch of a bank organized under any country which is a member of the Organization for Economic Cooperation and Development, in each case which has capital, surplus and undivided profits of at least $500,000,000 and whose commercial paper is rated at least P-1 by Moody’s or A-1 by S&P.

“Approved Location” means (i) a Plains Terminal, (ii) storage locations or pipelines Currently Approved by Majority Lenders for which Administrative Agent has received a bailee letter in form and substance reasonably acceptable to Administrative Agent with respect to any Collateral stored at such locations or pipelines, or (iii) storage locations or pipelines Currently Approved by Majority Lenders storing Financed Hedged Eligible Inventory not in excess of five percent (5%) of all Financed Hedged Eligible Inventory.

“Base Rate” means the higher of (i) the variable per annum rate of interest so designated from time to time by Administrative Agent as its “prime rate”, or (ii) the Federal Funds Rate plus one-half percent (0.5%) per annum.  The “prime rate” is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Changes in the Base Rate resulting from changes in the “prime rate” shall take place immediately without notice or demand of any kind.

“Base Rate Loan” means a Loan to Borrower which does not bear interest at a rate based upon the LIBOR Rate.

“Borrower” means Plains Marketing, L.P., a Delaware limited partnership.

“Borrowing” means a borrowing of new Loans of a single Type pursuant to Section 2.3 or a Continuation or Conversion of existing Loans into a single Type (and, in the case of LIBOR Loans, with the same Interest Period) pursuant to Section 2.4.

“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by a Borrower which meets the requirements of Section 2.3.

“Broker Liens” means any Liens under or with respect to accounts with brokers or counterparties with respect to Hedging Contracts in favor of such brokers or counterparties, securing only obligations under such Hedging Contracts.

“Business Day” means any day, other than a Saturday, Sunday or day which shall be in the Commonwealth of Massachusetts a legal holiday or day on which banking institutions are required or authorized to close.  Any Business Day in any way relating to LIBOR Loans (such as the day on which an Interest Period begins or ends) must also be a day on which commercial banks settle payments in London.

“Cash and Carry Purchases” means purchases of Petroleum Products for physical storage at an Approved Location which qualify as Hedged Eligible Inventory.

“Cash Equivalents” means Investments in:

(a)  marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or the federal government of Canada or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America or the federal government of Canada, as the case may be;

(b)  demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national, state or provincial bank or trust company which is organized under the Laws of the United States of America or any state therein, or the federal government of Canada or any province therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S&P;

(c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;

(d)  open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and

(e)  money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.

“Change of Control” means PAA shall cease to be, directly or indirectly, the sole legal and beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of all of the partnership interests (including all securities which are convertible into partnership interests) of Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

“Collateral” means all property of any kind which is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case granted or created to secure all or part of the Obligations.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries.  References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Continue”, “Continuation” and “Continued” shall refer to the continuation pursuant to Section 2.4 of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next Interest Period.

“Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.4.

“Convert, “Conversion” and “Convert” refers to a conversion pursuant to Section 2.4 of one Type of Loan into another Type of Loan.

“Currently Approved by Majority Lenders” means such Person (including a limit on the maximum Hedged Eligible Inventory sold to any such Person), storage location, pipeline, form of Letter of Credit or other matter as the case may be, as reflected in Schedule 5 attached hereto and as amended from time to time by the most recent written notice given by Administrative Agent to Borrower as being approved by Majority Lenders.  Each such amended Schedule 5 will supersede and revoke each prior Schedule 5.

“Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

“Default Rate” means, at the time in question, two percent (2%) per annum plus:

(a)  the LIBOR Rate plus the Applicable Margin then in effect for each LIBOR Loan (up to the end of the applicable Interest Period),

(b)  the Base Rate plus the Applicable Margin then in effect for each Base Rate Loan,

provided, however, the Default Rate shall never exceed the Highest Lawful Rate.

“Default Rate Period” means (i) any period during which an Event of Default, other than pursuant to Section 8.1 (a) or (b), is continuing, provided that such period shall not begin until notice of the commencement of the Default Rate has been given to Borrower by Administrative Agent upon the instruction by Majority Lenders and (ii) any period during which any Event of Default pursuant to Section 8.1 (a) or (b) is continuing unless Borrower has been notified otherwise by Administrative Agent upon the instruction by Majority Lenders.

“Delivery Month” has the meaning given to such term in Section 2.1(a).

“Disclosure Schedule” means Schedule 2 hereto.

“Dollars” and “$” means the lawful currency of the United States of America, except where otherwise specified.

“Eligible Inventory” means inventories of Petroleum Products in which Borrower has lawful and absolute title (specifically excluding, however, tank bottoms and pipeline linefill of Borrower classified as a long-term asset), which are not subject to any Lien in favor of any Person (other than Permitted Inventory Liens), which are subject to a fully perfected first priority security interest (subject only to Permitted Inventory Liens) in favor of Administrative Agent pursuant to the Loan Documents prior to the rights of, and enforceable as such against, any other

Person, which are otherwise satisfactory to Majority Lenders in their reasonable business judgment and located at Approved Locations, minus without duplication the amount of any Permitted Inventory Lien on any such inventory.

“Eligible Receivables” means, at the time of any determination thereof (and without duplication), each Account and, with respect to each determination made on or after the 20th day of each calendar month and prior to the first day of the next calendar month, each amount which will be, in the good faith estimate reasonably determined by Borrower, an Account of the Borrower with respect to sales and deliveries of Hedged Eligible Inventory during such calendar month or deliveries of Hedged Eligible Inventory during the next calendar month under firm written purchase and sale agreements, in either event as to which the following requirements have been fulfilled (or as to future Accounts, will be fulfilled as of the date of such sales and deliveries of Hedged Eligible Inventory), to the reasonable satisfaction of Administrative Agent:

(i)                                     Borrower has lawful and absolute title to such Account;

(ii)                                  such Account is a valid, legally enforceable obligation of an Account Debtor payable in Dollars, arising from the sale and delivery of Hedged Eligible Inventory to such Person in the United States of America in the ordinary course of business of Borrower, to the extent of the volumes of Hedged Eligible Inventory delivered to such Person prior to the date of determination;

(iii)                               there has been excluded from such Account (A) any portion that is subject to any dispute, rejection, loss, non-conformance, counterclaim or other claim or defense on the part of any Account Debtor or to any claim on the part of any Account Debtor denying liability under such Account, and (B) the amount of any account payable or other liability owed by Borrower to the Account Debtor on such Account, whether or not a specific netting agreement may exist, excluding, however, any portion of any such account payable or other liability which is at the time in question covered by a Letter of Credit;

(iv)                              Borrower has the full and unqualified right to assign and grant a security interest in such Account to Administrative Agent as security for the Obligation;

(v)                                 such Account (A) is evidenced by an invoice rendered to the Account Debtor, or (B) represents the uninvoiced amount in respect of volumes of Hedged Eligible Inventory scheduled to be delivered by Borrower in the current or next-following calendar month, is governed by a purchase and sale agreement, exchange agreement or other written agreement, and in either event such Account is not evidenced by any promissory note or other instrument;

(vi)                              such Account is not subject to any Lien in favor of any Person and is subject to a fully perfected first priority security interest in favor of Administrative Agent pursuant to the Loan Documents, prior to the rights of, and enforceable as such against, any other Person except for a Lien in respect of First Purchase Crude Payables;

(vii)                           such Account is due not more than 30 days following the last day of the calendar month in which the Hedged Eligible Inventory delivery occurred and is not more than 30 days past due;

(viii)                        such Account is not payable by an Account Debtor with more than twenty percent (20%) of its Accounts to Borrower that are outstanding more than 60 days from the invoice date;

(ix)                                the Account Debtor in respect of such Account (A) is located, is conducting significant business or has significant assets in the United States of America or is a Person Currently Approved by Majority Lenders, (B) is not an Affiliate of Borrower, and (C) is not the subject of any event of the type described in Section 8.1(i); and

(x)                                   the Account Debtor in respect of such Account is not a governmental authority, domestic or foreign.

“Eligible Transferee” means a Person which either (a) is a Lender, or (b) is consented to as an Eligible Transferee by Administrative Agent and, so long as no Default or Event of Default is continuing, by Borrower, which consents in each case will not be unreasonably withheld; provided no Person organized outside the United States may be an Eligible Transferee if Borrower would be required to pay withholding taxes on interest or principal owed to such Person.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with Borrower, are treated as a single employer under Section 414 of the Code.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which Borrower has a fixed or contingent liability.

“Event of Default” has the meaning given to such term in Section 8.1.

“Existing Agreements” means (i) that certain Second Amended and Restated Credit Agreement [Revolving Credit Facility] dated July 2, 2002 among Borrower and certain

Affiliates,  Fleet National Bank, as administrative agent, and the agents and lenders named therein, and (ii) that certain Second Amended and Restated Credit Agreement [Letter of Credit and Hedged Inventory Facility] dated July 2, 2003 among Borrower and certain Affiliates, Fleet National Bank, as administrative agent, and the agents and lenders named therein.

“Facility Usage” means, at the time in question, the aggregate amount of Loans and LC Obligations with respect to Letters of Credit outstanding at such time.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/1000th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Financed Hedged Eligible Inventory” means all Hedged Eligible Inventory that one or more Lenders have (i) committed to participate in letters of credit to secure the purchase of such Hedged Eligible Inventory pursuant to Cash and Carry Purchases and/or (ii) committed to finance (a) the purchase of such Hedged Eligible Inventory pursuant to Cash and Carry Purchases or (b) the storage of such Hedged Eligible Inventory at Approved Locations.

“First Purchase Crude Payables” means the unpaid amount of any payable obligation related to the purchase of Petroleum Products by Borrower secured by a statutory Lien, including but not limited to the statutory Liens, if any, created under the laws of Texas, New Mexico, Wyoming, Kansas, Oklahoma or any other state to the extent such payable obligation is not at the time in question covered by a Letter of Credit.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Funding Date” has the meaning given to such term in Section 2.1(a).

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements.  If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to

Borrower or with respect to Borrower and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender and Majority Lenders agree to such change insofar as it affects the accounting of Borrower or of Borrower and its Consolidated Subsidiaries.

“GP Inc.” means Plains Marketing GP Inc., a Delaware corporation, the sole general partner of Borrower.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedged Eligible Inventory” means Petroleum Products scheduled to be purchased by Borrower in the month following delivery of a Financing Request-Initial specified as Hedged Eligible Inventory therein, which has been hedged by either a NYMEX contract, an OTC contract or a contract for physical delivery to an investment-grade counterparty or other counterparty Currently Approved by Majority Lenders and which, upon such purchase by Borrower, shall qualify as Eligible Inventory.

“Hedged Value” means, as to Hedged Eligible Inventory specified in a Financing Request-Initial or Financing Request-Final and the corresponding Hedging Contract or Hedging Contracts with respect thereto, an amount equal to the volume of such Hedged Eligible Inventory times the prices fixed in such corresponding hedge, minus (i) all related storage, transportation and other applicable costs of such Hedged Eligible Inventory, as set forth therein and (ii) the amount secured by any Broker Liens, other than Broker Liens on margin deposits with respect to such corresponding Hedging Contracts.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations.  All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“Indebtedness” of any Person means each of the following:

(a)  its obligations for the repayment of borrowed money,

(b)  its obligations to pay the deferred purchase price of property or services (excluding trade account payables arising in the ordinary course of business), other than contingent purchase price or similar obligations incurred in connection with an acquisition and not yet earned or determinable,

(c)  its obligations evidenced by a bond, debenture, note or similar instrument,

(d)  its obligations, as lessee, constituting principal under Capital Leases,

(e)  its direct or contingent reimbursement obligations with respect to the face amount of letters of credit pursuant to the applications or reimbursement agreements therefor,

(f)  its obligations for the repayment of outstanding banker’s acceptances, whether matured or unmatured,

(g)  its obligations under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the obligation under such synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP (excluding, to the extent included herein, operating leases entered into in the ordinary course of business), or

(h)  its obligations under guaranties of any obligations of any other Person described in the foregoing clauses (a) through (g).

“Initial Financial Statements” means (i) the audited Consolidated financial statements of PAA as of December 31, 2002, (ii) the unaudited consolidating balance sheet and income statement of PAA as of September 30, 2003, (iii) the unaudited Consolidated financial statements of Borrower as of December 31, 2002, and (iv) the unaudited consolidating balance sheet and income statement of Borrower as of September 30, 2003.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, the last day of each March, June, September and December beginning December 31, 2003, and (b) with respect to each LIBOR Loan, the last day of the Interest Period that is applicable thereto and, if such Interest Period is six or twelve months in length, the dates specified by Administrative Agent which are approximately three, six, and nine months (as appropriate) after such Interest Period begins; provided that the last Business Day of each calendar month shall also be an Interest Payment Date for each such Loan so long as any Event of Default exists under Section 8.1(a) or (b).

“Interest Period” means, with respect to each particular LIBOR Loan in a Borrowing, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable thereto, beginning on and including the date specified in such Borrowing Notice or Continuation/Conversion Notice (which must be a Business Day), and ending one, two, three, six or twelve months (if twelve months is available for each Lender) thereafter (and, as to Loans, ending on a date less than 30 days thereafter as may be specified by Borrower, if such lesser period is available for each Lender), as Borrower may elect in such notice; provided that:  (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, no Interest Period may be selected for a Loan to Borrower that would end after the Maturity Date.

“Investment” means any investment made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise, and whether made in cash, by the transfer of property or by any other means.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or Canada or any state, province, or political subdivision thereof or of any foreign country or any department, state, province or other political subdivision thereof.

“LC Application” means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.

“LC-Backed Purchase Contracts” has the meaning given to such term in Section 2.1(a).

“LC Collateral” has the meaning given such term in Section 2.15(a).

“LC Issuer” means Fleet National Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity.  Administrative Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as an LC Issuer in place of or in addition to Fleet National Bank.

“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

“Lender Parties” means Administrative Agent, LC Issuer and all Lenders.

“Lenders” means each signatory hereto designated as a Lender, and the successors and permitted assigns of each such party as holder of a Note.

“Lender Schedule” means Schedule 1 hereto.

“Letter of Credit” means any letter of credit issued by LC Issuer hereunder at the application of Borrower.

“Letter of Credit Fee Rate” means, on any day, the rate per annum set forth on the Pricing Grid as the “LC Fee Rate” based on the Applicable Rating Level on such date.  Changes in the applicable Letter of Credit Fee Rate will occur automatically without prior notice as changes in the Applicable Rating Level occur.  Administrative Agent will give notice promptly to Borrower and Lenders of changes in the Letter of Credit Fee Rate.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“LIBOR Loan” means a Loan that bears interest at a rate based upon the LIBOR Rate.

“LIBOR Rate” means, as applicable to any LIBOR Loan within a Borrowing and with respect to the related Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) as determined on the basis of offered rates for deposits in Dollars, for a period of time comparable to such Interest Period which appears on Telerate Page 3750 (or any successor page) as of 11:00 a.m. London time on the day that is two Business Days preceding the first day of such LIBOR Loan; provided, however, if the rate described above does not appear on the Telerate system on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to such Interest Period on the Reuters Page “LIBOR” (or such other page as may replace the LIBOR Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London time), on the date that is two Business Days prior to the beginning of such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/1000 of 1%).  If both the Telerate and Reuters system are unavailable, then the LIBOR Rate for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such LIBOR Loan as selected by Administrative Agent.  The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two Business Days preceding the first day of such LIBOR Loan.  In the event that Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate pursuant to such LIBOR Loan cannot be determined.  In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of any Lender, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.  “Reserve Percentage” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal, special, emergency and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.  Without limiting the effect of the foregoing, the Reserve Percentage shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined, or (b) any category of extensions of credit or other assets which include LIBOR Loans.  The LIBOR Rate for any LIBOR Loan shall change whenever the Reserve Percentage changes.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.  “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the LC Applications, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loans” means loans by Participating Lenders to Borrower pursuant to Section 2.2.

“Majority Lenders” means Lenders whose Percentage Shares equal or exceed fifty-one percent (51%).

“Material Adverse Change” means a material and adverse change, from the state of affairs presented in the Initial Financial Statements or as represented or warranted in any Loan Document, to (a) Borrower’s Consolidated financial condition, (b) Borrower’s Consolidated operations, properties or prospects, considered as a whole, (c) Borrower’s ability to timely pay its Obligations, or (d) the enforceability of the material terms of any Loan Document.

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any such Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maturity Date” means the Settlement Date occurring in the month following the Funding Date of the Loans requested in the last Financing Request-Initial accepted by one or more Participating Lenders prior to the Request Period Termination Date.

“Maximum Facility Amount” means $200,000,000, as such Maximum Facility Amount may be increased from time to time pursuant to Section 2.1(e).

“Moody’s” means Moody’s Investor Service, Inc., or its successor.

“Notes” has the meaning given such term in Section 2.2 hereof.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means all Liabilities from time to time owing by Borrower to any Lender Party under or pursuant to any of the Notes and Letters of Credit, including all LC Obligations owing thereunder, or under or pursuant to any guaranty of the obligations of Borrower or under the Loan Documents.  “Obligation” means any part of the Obligations.

“PAA” means Plains All American Pipeline, L.P., a Delaware limited partnership.

“PAA Credit Agreement” means that certain Credit Agreement [US/Canada Facilities] of even date herewith among PAA, PMC (Nova Scotia) Company, Plains Marketing Canada, L.P., Fleet National Bank, as administrative agent, The Bank of Nova Scotia, as Canadian administrative agent, and the lenders named therein.

“PAA Debt Rating” means the rating then in effect by a Rating Agency with respect to the long term senior unsecured non-credit enhanced debt of PAA.

“Participating Lender” has the meaning given to such term in Section 2.1(b).

“Percentage Share” means (a) when used in Sections 2.1, 2.2 or 2.6 or in any Borrowing Notice with respect to a Participating Lender, the percentage set forth opposite such Participating Lender’s name on the Lender Schedule hereto, (b) when no Letters of Credit or Loans are outstanding hereunder and no Lender has any outstanding commitment to participate in any Letters of Credit or Loans, with respect to each Lender, the percentage set forth opposite such Lender’s name on the Lender Schedule hereto, and (c) when used otherwise, with respect to each Lender, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question plus such Lender’s LC Obligations plus such Lender’s Percentage Share of any Letters of Credit or Loans which such Lender has committed to participate in pursuant to Section 2.1, by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time plus the aggregate amount of LC Obligations outstanding at such time plus the aggregate amount of Letters of Credit and Loans which one or more Lenders have committed to participate in pursuant to Section 2.1.

“Permitted Inventory Liens” means (i) any Lien, and the amount of any Liability secured thereby, on Petroleum Products inventory imposed by any governmental authority for taxes,

assessments or charges not yet due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of Borrower in accordance with GAAP (so long as such Lien is inchoate) or (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other like Liens (including, without limitation, Liens on property of Borrower in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not more than 60 days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of Borrower in accordance with GAAP.

“Person” means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, Tribunal, or any other legally recognizable entity.

“Petroleum Products” means crude oil, condensate, natural gas, natural gas liquids (NGL’s), liquefied petroleum gases (LPG’s), refined petroleum products or any blend thereof.

“Plains Terminal” means any storage terminal, tankage or facility owned by Borrower or by any Affiliate of Borrower that has executed and delivered a bailee letter in form and substance reasonably acceptable to Administrative Agent with respect to any Collateral stored at such terminal, tankage or facility.

“Pricing Grid” means Schedule 3 attached hereto.

“Rating Agency” means either S&P or Moody’s.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

“Request Period” means the period from and including the date hereof until the Request Period Termination Date (or, if earlier, the day on which any commitment of any Lender to make Loans or participate in Letters of Credit, and the obligation of LC Issuer to issue such Letters of Credit, has been terminated, or the day on which any of the Notes first becomes due and payable in full).

“Request Period Termination Date” means November 21, 2004, as such date may be extended pursuant to Section 2.9.

“Restriction Exception” means (i) any applicable Law or any instrument governing Indebtedness or equity interests, or any applicable Law or any other agreement relating to any property, assets or operations of a Person whose capital stock or other equity interests are acquired, in whole or part, by Borrower pursuant to an acquisition (whether by merger, consolidation, amalgamation or otherwise), as such instrument or agreement is in effect at the time of such acquisition (except with respect to Indebtedness incurred in connection with, or in contemplation of, such acquisition), or such applicable Law is then or thereafter in effect (as applicable), which is not applicable to Borrower, or the property, assets or operations of

Borrower, other than the acquired Person, or the property, assets or operations of such acquired Person or such acquired Person’s Subsidiaries; provided that in the case of Indebtedness, the incurrence of such Indebtedness is not prohibited hereunder, or (ii) provisions with respect to the disposition or distribution of assets in joint venture agreements or other similar agreements entered into in the ordinary course of business.

“S&P” means Standard & Poor’s Ratings Group (a division of McGraw Hill, Inc.) or its successor.

“Sale/Storage Month” has the meaning given to such term in Section 2.1(a).

“Sale Value” means, as to Hedged Eligible Inventory specified in a Financing Request-Final and the corresponding sales contracts with respect thereto, an amount equal to the volumes of such Hedged Eligible Inventory times the sale price (or the Hedged Value of stored Hedged Eligible Inventory not subject to sales contracts) with respect to which Lenders are financing the Cash and Carry Purchase (or refinancing the storage) thereof, minus all related storage, transportation and other applicable costs, as set forth therein.

“Security Documents” means the instruments listed in the Security Schedule and all other security agreements, chattel mortgages, pledges, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by Borrower to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of Borrower’s other duties and obligations under the Loan Documents.

“Security Schedule” means Schedule 3 hereto.

“Settlement Date” means the US crude oil monthly settlement date, occurring on or about the 20th day of each month.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled or owned more than fifty percent by such Person.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States of America, the Dominion of Canada, or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

“Type” means, with respect to any Loans, the characterization of such Loans as Base Rate Loans or LIBOR Loans.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

Section 1.2.  Exhibits and Schedules; Additional Definitions.  All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.

Section 1.3.  Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

Section 1.4.  References and Titles.  All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.”  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  References to an “officer” or “officers” of Borrower shall mean and include officers of such Person or the controlling management entity of such Person as provided in such Person’s organizational documents, as applicable.

Section 1.5.  Calculations and Determinations.  All calculations under the Loan Documents of interest chargeable with respect to LIBOR Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days.  All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate.  Each determination by a Lender Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Lender Party (such as any LIBOR Rate, Business Day, Interest Period, or Reserve Percentage) shall, in the absence of manifest error, be conclusive and binding.  Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

ARTICLE II - Loans and Letters of Credit

Section 2.1.  Financing Requests, Commitments and Fundings.

(a) Borrower Financing Requests.  During the Request Period, Borrower may, not later than 12:00 noon, Eastern time on the third Business Day prior to the end of each calendar month, submit to Lenders a Financing Request-Initial in the form of Exhibit B-1 (i) specifying volumes of Hedged Eligible Inventory to be subject to Cash and Carry Purchases in the month (the “Delivery Month”) following the month Borrower submits such corresponding Financing Request-Initial, or stored at and to remain stored at Approved Locations during the Delivery Month, including hedged price, Hedged Value and Approved Locations where such Hedged Eligible Inventory is to be delivered and/or stored during the Delivery Month, (ii) specifying the Hedging Contracts (including Master ISDA Agreements, counterparties and confirmations thereunder) covering such Hedged Eligible Inventory, and (iii) to the extent available, listing any corresponding sale contracts (with purchaser, date, volumes, prices, delivery dates and such other identifying information as Administrative Agent may reasonably request) pursuant to which Borrower has contracted to sell such Hedged Eligible Inventory, or otherwise specifying the Approved Locations where such Hedged Eligible Inventory is to be sold from and/or stored in the month following the Delivery Month (the “Sale/Storage Month”).  Pursuant to such Financing Request-Initial, Borrower may request Lenders to commit to make pro rata advances on the Settlement Date for the Delivery Month (the “Funding Date”) of up to 90% of the lesser of (x) the Sale Value of such Hedged Eligible Inventory and (y) 110% of the Hedged Value of such Hedged Eligible Inventory, to fund the purchase of such Hedged Eligible Inventory or to refinance such stored Hedged Eligible Inventory, which commitment shall include Lenders’ participation on a pro rata basis in letters of credit, in an amount not to exceed 90% of the Hedged Value of such Hedged Eligible Inventory, to secure the purchase of such Hedged Eligible Inventory, if Borrower shall at its sole option so elect prior to such Funding Date.

(b) Lender Evaluation of Financing Requests-Initial.  Each Lender shall independently evaluate each Financing Request-Initial and related contracts and shall determine, in its sole and absolute discretion, whether or not it desires to commit to such requested financing.  Each Lender shall notify Agent by 12:00 noon, Eastern time on the second Business Day following such Financing Request-Initial as to whether or not such Lender is willing to commit to such requested financing, and Agent shall promptly thereafter notify Borrower of each Lender’s response with respect to Borrower’s Financing Request-Initial.

No Lender shall have any commitment or obligation to commit to any requested financing, participate in any Letter of Credit and/or make any Loan hereunder unless and until such Lender affirmatively commits to such requested financing.  Nothing contained herein shall otherwise commit or obligate any Lender, or be interpreted as a promise or commitment by any Lender to make or elect to make any such Loan or participate or elect to participate in any such Letter of Credit.

Once a Lender affirmatively commits to a requested financing (a “Participating Lender”), such commitment shall be binding on such Participating Lender with respect to, but only with respect to, such requested financing, and shall not bind such Participating Lender to participate in any subsequent requested financing.  Furthermore, notwithstanding a Participating Lender’s commitment to a requested financing, such Participating Lender shall have no commitment or obligation to participate in such requested financing in an amount in excess of its Percentage Share of such requested financing or in an amount that would cause such Lender’s outstanding Loans and Percentage Share of LC Obligations to exceed such Lender’s Percentage Share of the Maximum Facility Amount.  At Borrower’s election, Borrower may subsequently request Participating Lenders with respect to any Financing Request-Initial to increase their commitments with respect to such Financing Request-Initial in an amount not to exceed the aggregate Percentage Share of any Lenders declining to participate in such Financing Request-Initial.  No Participating Lender shall have any commitment or obligation to participate in such requested increase.  In the event a Participating Lender affirmatively commits to any such requested increase, such Participating Lender’s corresponding commitments to participate in Letters of Credit and Loans with respect thereto pursuant to Section 2.1(c) and 2.1(d) shall be increased accordingly.

(c) Letters of Credit Securing LC-Backed Purchase Contracts.  With respect to a Financing Request-Initial, if one or more Participating Lenders shall have committed to participate in the requested financing, the LC Issuer shall, at Borrower’s request prior to the applicable Funding Date, issue one or more Letters of Credit pursuant to Section 2.10, naming the sellers of such Hedged Eligible Inventory under such purchase contracts as Borrower may specify (“LC-Backed Purchase Contracts”), as beneficiaries, in an amount equal to the aggregate Percentage Share of Participating Lenders times the requested face amount of such Letters of Credit; provided, Borrower shall specify to Administrative Agent the seller, date, volumes, prices, delivery dates and such other identifying information as Administrative Agent may reasonably request with respect to each such LC-Backed Purchase Contract.  Each such Letter of Credit shall by its terms identify the specific LC-Backed Purchase Contracts to which it relates and shall automatically reduce upon receipt by the beneficiary thereof of any payments made by Borrower to such beneficiary for such Hedged Eligible Inventory referencing such Letter of Credit.

(d) Loans to Finance Cash and Carry Purchases/Storage of Hedged Eligible Inventory.  With respect to a Financing Request-Initial, if one or more Participating Lenders shall have committed to finance Cash and Carry Purchases of Hedged Eligible Inventory (or refinance the storage of Hedged Eligible Inventory), Borrower shall, prior to the end of the applicable Delivery Month, submit to Lenders a Financing Request-Final in the form of Exhibit B-2 with respect to such Hedged Eligible Inventory pursuant to Section 2.3(a) listing the corresponding sale contracts (with purchaser, date, volumes, prices, delivery dates and such other identifying information as Administrative Agent may reasonably request) pursuant to which Borrower will sell such Hedged Eligible Inventory during the applicable Sale/Storage Month, including specifying volumes, sale price and Sale Value, or (b) Approved Locations where such Hedged Eligible Inventory is to be stored during the applicable Sale/Storage Month, with volumes, hedged price and Hedged Value.  On the applicable Funding Date, each Participating Lender shall make its Loan pursuant to Section 2.2, net of any prior Loans by such Participating Lender due and payable on such Funding Date, and Administrative Agent shall (i) net against such aggregate Loans the aggregate amount of any other Loans due and payable on such Funding Date, (ii) repay such matured Loans to the Lenders thereof and (iii) make the balance available to Borrower pursuant to Section 2.3.

(e) Increase of Maximum Facility Amount.  Borrower shall have the right, without the consent of the Lenders but with the prior approval of the Administrative Agent, not to be unreasonably withheld, to cause from time to time an increase in the Maximum Facility Amount by adding to this Agreement one or more additional Lenders or by allowing one or more Lenders to increase their portion of the Maximum Facility Amount; provided however (i) no Event of Default shall have occurred hereunder which is continuing, (ii) no such increase shall result in the Maximum Facility Amount to exceed $300,000,000, and (iii) no Lender’s portion of the Maximum Facility Amount shall be increased without such Lender’s consent.

Section 2.2.  Loans and Notes.  Subject to the terms and conditions hereof, each Participating Lender with respect to a Financing Request-Initial and corresponding Financing Request-Final and Borrowing Notice agrees to make a Loan to Borrower on the Funding Date corresponding thereto in an amount equal to such Participating Lender’s Percentage Share of the lesser of (x) 90% of the Sale Value and (y) 110% of the Hedged Value of the Hedged Eligible Inventory described therein; provided that (a) subject to Sections 3.3, 3.4 and 3.6, all such Participating Lenders are requested to make Loans of the same Type in accordance with their respective Percentage Shares and as part of the same Borrowing, (b) after giving effect to such Loans (and the repayment of any outstanding Loans on such date pursuant to netting with respect thereto as set forth in the last sentence of Section 2.1(d)), the Facility Usage does not exceed the Maximum Facility Amount determined as of the date on which the requested Loans are to be made, and (c) after giving effect to such Loans (and the repayment of any outstanding Loans on such date pursuant to netting with respect thereto as set forth in the last sentence of Section 2.1(d)), the Loans by such Participating Lender plus the existing LC Obligations of such Participating Lender with respect to Letters of Credit do not exceed such Lender’s Percentage Share of the Maximum Facility Amount.  The aggregate amount of all Loans in any Borrowing must be equal to $2,000,000 or any higher integral multiple of $250,000.  The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender to Borrower, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender’s “Note”) made by Borrower payable to the order of such Lender in the form of Exhibit A with appropriate insertions.  The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender to Borrower minus all payments of principal theretofore received by such Lender on such Note.  Interest on each Note shall accrue and be due and payable as provided herein and therein.  Each Note shall be due and payable as provided herein and therein, and shall be due and payable in full on the Maturity Date.  Subject to the terms and conditions of this Agreement, Borrower may borrow, repay, and reborrow under this Section 2.2.  Borrower may have no more than seven Borrowings of LIBOR Loans outstanding at any time.  All payments of principal and interest on the Loans shall be made in Dollars.

Section 2.3.  Requests for Loans.  Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing.  Each such notice constitutes a “Borrowing Notice” hereunder and must:

(a)  specify the corresponding Financing Request-Final, each Participating Lender therein, and (A) the aggregate amount of any such Borrowing and the Funding Date on which Base Rate Loans are to be advanced, or (B) the aggregate amount of any such Borrowing of new LIBOR Loans, the Funding Date on which such LIBOR Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and

(b)  be received by Administrative Agent not later than 11:00 a.m., Boston, Massachusetts time, on (i) the day on which any such Base Rate Loans are to be made, or (ii) the third Business Day preceding the day on which any such LIBOR Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B-3, duly completed.  Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation.  Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof.  If all conditions precedent to such new Loans have been met, each Participating Lender therein will on the Funding Date promptly remit to Administrative Agent at its office in Boston, Massachusetts the amount of such Participating Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower.  Unless Administrative Agent shall have received prompt notice from a Participating Lender that such Participating Lender will not make available to Borrower such Lender’s new Loan, Administrative Agent may in its discretion assume that such Participating Lender has made such Loan available to Administrative Agent in accordance with this section, and Administrative Agent may if it chooses, in reliance upon such assumption, make such Loan available to Borrower.  If and to the extent such Participating Lender shall not so make its new Loan available to Administrative Agent, such Participating Lender and Borrower severally agree to pay or repay to Administrative Agent within three days after demand the amount of such Loan together with interest thereon, for each day from the date such amount was made available to Borrower until the date such amount is paid or repaid to Administrative Agent, with interest at (i) the Federal Funds Rate, if such Participating Lender is making such payment, and (ii) the interest rate applicable at the time to the other new Loans made on such date, if Borrower is making such repayment.  If neither such Participating Lender nor Borrower pays or repays to Administrative Agent such amount within such three-day period, Administrative Agent shall be entitled to recover from Borrower, on demand in lieu of the interest provided for in the preceding sentence, interest thereon at the Default Rate, calculated from the date such amount was made available to Borrower.  The failure of any Participating Lender to make any new Loan to be made by it hereunder shall not relieve any other Participating Lender of its obligation hereunder, if any, to make its new Loan, but no Participating Lender shall be responsible for the failure of any other Participating Lender to make any new Loan to be made by such other Participating Lender.  All Borrowings of Loans shall be advanced in Dollars.

Section 2.4.  Continuations and Conversions of Existing Loans.  Borrower may make the following elections with respect to Loans already outstanding: (i) to Convert, in whole or in part, Base Rate Loans to LIBOR Loans, (ii) to Convert, in whole or in part, LIBOR Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and (iii) to Continue, in whole or in part, LIBOR Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration.  In making such elections, Borrower may combine existing Loans to Borrower made pursuant to separate Borrowings into one new Borrowing or divide existing Loans to Borrower made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than seven Borrowings of LIBOR Loans outstanding at any time.  To make any such election, Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing.  Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:

(i)  specify the existing Loans which are to be Continued or Converted;

(ii)  specify (A) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be Continued or Converted and the date on which such Continuation or Conversion is to occur, or (B) the aggregate amount of any Borrowing of LIBOR Loans into which such existing Loans are to be Continued or Converted,  the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such LIBOR Loans), and the length of the applicable Interest Period; and

(iii) be received by Administrative Agent not later than 11:00 a.m. Boston, Massachusetts time, on (i) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to LIBOR Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed.  Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation.  Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof.  Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower.  During the continuance of any Default, Borrower may not make any election to Convert existing Loans into LIBOR Loans or Continue existing Loans as LIBOR Loans beyond the expiration of their respective and corresponding Interest Period then in effect.  If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing LIBOR Loans at least three days prior to the end of the Interest Period applicable to such LIBOR Loans, any such LIBOR Loans, to the extent not prepaid at the end of such Interest Period, shall automatically be Converted into Base Rate Loans at the end of such Interest Period.  No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to such already outstanding Loans.

Section 2.5.  Use of Proceeds.  Borrower shall use all Loans to finance Cash and Carry Purchases of Hedged Eligible Inventory and to refinance Matured LC Obligations.  Any Loans used to purchase Hedged Eligible Inventory under LC-Backed Purchase Contracts shall be used by Borrower on the Funding Date to pay the sellers thereunder, with reference in each case to the outstanding Letter of Credit issued with respect to such LC-Backed Purchase Contract, and Borrower shall provide documentation to Administrative Agent with respect thereto. Borrower shall use all Letters of Credit solely for the purposes set forth in Section 2.10(d).  In no event shall the funds from any Loans or any Letters of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock.  Borrower represents and warrants that it is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

Section 2.6.  Interest Rates and Fees.

(a)  Interest Rates.

(i)  Each Loan shall bear interest as follows: (A) unless the Default Rate shall apply, each Base Rate Loan shall bear interest on each day outstanding at the Base Rate plus the Applicable Margin in effect on such day, and each LIBOR Loan shall bear interest on each day during the related Interest Period at the related LIBOR Rate plus the Applicable Margin in effect on such day, and (B) during a Default Rate Period, all Loans shall bear interest on each day outstanding at the applicable Default Rate.

(ii)  If an Event of Default based upon Section 8.1(a), Section 8.1(b) or Section 8.1(h)(i), (h)(ii) or (h)(iii) exists and the Loans are not bearing interest at the Default Rate, the past due principal and past due interest shall bear interest on each day outstanding at the applicable Default Rate.

(iii)  The interest rate shall change whenever the applicable Base Rate, LIBOR Rate or Applicable Margin changes.  In no event shall the interest rate on any Loan exceed the Highest Lawful Rate.

(b)  Facility Fee.  In consideration of Lenders’ agreement to consider financing requests of Borrower hereunder, Borrower agrees to pay to Administrative Agent for the account of each Lender in proportion to its Percentage Share, a facility fee equal to one-twentieth percent (0.05%) of the Maximum Facility Amount, due and payable on the date hereof.

(c)  Administrative Agent’s Fees.  In addition to all other amounts due to Administrative Agent under the Loan Documents, Borrower will pay fees to Administrative Agent as described in the fee letter dated October 20, 2003 between Administrative Agent and Borrower.

Section 2.7.  Optional Prepayments.  Borrower may, upon three Business Days’ notice, as to LIBOR Loans, or same Business Day’s notice, as to Base Rate Loans, to Administrative Agent (and Administrative Agent will promptly give notice to the other Lenders) from time to time and without premium or penalty prepay the Loans, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the Loans equals $2,500,000 or any higher integral multiple of $250,000.  Upon receipt of any such notice, Administrative Agent shall give each Lender prompt notice of the terms thereof.  Each prepayment of principal of a Loan under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid.  Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.  Following notice by Borrower pursuant to the foregoing, Borrower shall make such prepayment, and the prepayment amount specified in such notice shall be due and payable, on the date specified in such notice.

Section 2.8.  Mandatory Prepayments and Payments.

(a)  If at any time the Facility Usage exceeds the Maximum Facility Amount, Borrower shall immediately upon demand prepay the principal of the Loans in an amount at least equal to such excess.  Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid.  Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

(b) If any contract pursuant to which the Sale Value of any Hedged Eligible Inventory is modified, sold or exchanged in any way that would negatively affect the Sale Value of such Hedged Eligible Inventory following the delivery of the Financing Request-Final with respect thereto, Borrower shall immediately (i) notify Administrative Agent of such decreased Sale Value, and the Financing Request-Final shall be deemed supplemented thereby, and (ii) prepay any outstanding Loans with respect to such Hedged Eligible Inventory in an amount equal to 90% of such decrease in Sale Value.

(c) Each Loan by a Participating Lender hereunder shall constitute a term loan due and payable on the Settlement Date occurring in the month next following the month in which such Loan was funded, accompanied by all interest then accrued and unpaid on such Loan.

(d) On the Request Period Termination Date (i) any outstanding Letters of Credit shall continue to be outstanding according to their terms until their expiration or retirement/cancellation pursuant to a related Loan as set forth herein, (ii) any outstanding Loans shall be due and payable as set forth in Section 2.8(c) above, and (iii) any commitments to participate in Letters of Credit or make Loans for Cash and Carry Purchases of Hedged Eligible Inventory, and any Letters of Credit issued or Loans made thereafter pursuant thereto, shall remain outstanding as set forth herein; provided, all such commitments, Letters of Credit and Loans shall be terminated, cancelled or paid in full on or before the Maturity Date.

Section 2.9.  Extension of Request Period.

(a) Borrower may, at its option and from time to time during the Request Period, request that Lenders extend the Request Period Termination Date by delivering to Administrative Agent a written request made by Borrower to each Lender to extend the Request Period Termination Date for an additional year not more than forty-five days and not less than thirty days prior to the then current Request Period Termination Date.  Administrative Agent shall forthwith provide a copy of the request to each Lender.  Upon receipt from Administrative Agent of such request, each Lender shall, within fifteen days after the date of such Lender’s receipt of such request from Administrative Agent, notify Administrative Agent of its acceptance (and the terms and conditions, if any, upon which such Lender is prepared to extend the Request Period Termination Date) or rejection of such request.  The failure of a Lender to so notify Administrative Agent within such twenty day period shall be deemed to be notification by such Lender to Administrative Agent that such Lender has denied such request.

(b)  Following any Lender’s or Lenders’ notice to Administrative Agent pursuant to Section 2.9(a) that such Lender or Lenders accept such request, such acceptance having common terms and conditions, Administrative Agent shall deliver to Borrower such offer incorporating the said terms and conditions.  Such offer shall be open for acceptance by Borrower until the fifth Business Day immediately preceding the then current Request Period Termination Date.  Upon written notice by Borrower to Administrative Agent accepting such offer and agreeing to the terms and conditions, if any, specified therein (the date of such notice of acceptance being called the “Extension Date”), the Request Period Termination Date shall be extended to the date one year from the Extension Date and the terms and conditions specified in such offer shall be immediately effective.

(c)  Upon Borrower’s acceptance of Lenders’ offer to extend the Request Period Termination Date, any Lender that rejected Borrower’s extension request shall have no obligation to evaluate any Financing Request-Initial received on or after the Extension Date, but any such Lender that is a Participating Lender with respect to any previously approved Financing Request-

Initial shall be obligated to participate in Letters of Credit issued after the Extension Date pursuant to such approved Financing Request-Initial and/or make Loans after the Extension Date pursuant to such approved Financing Request-Initial.

(d)  Borrower understands that the consideration of any request constitutes an independent credit decision which each Lender retains the absolute and unfettered discretion to make and that no commitment in this regard is hereby given by a Lender and that any offer to extend the Request Period Termination Date may be on such terms and conditions in addition to those set out herein as the extending Lenders stipulate.

Section 2.10.  Letters of Credit.  Subject to the terms and conditions hereof, Borrower may request LC Issuer to issue any Letter of Credit that Participating Lenders have agreed to participate in pursuant to and subject to the terms of Section 2.1(c) (or amend, or extend the expiration date of, one or more such Letters of Credit), provided that, after taking such Letter of Credit (or amendment or extension) into account:

(a)  the Facility Usage does not exceed the Maximum Facility Amount;

(b) the face amount of such Letter of Credit does not exceed the aggregate Percentage Share of Participating Lenders with respect to such Letter of Credit times ninety percent (90%) of the Hedged Value of the Hedged Eligible Inventory subject to the Cash and Carry Purchase thereof pursuant to the LC-Backed Purchase Contract secured by such Letter of Credit;

(c) the expiration date of such Letter of Credit is prior to 70 days after the date of issuance of such Letter of Credit;

(d) such Letter of Credit is used to secure the Cash and Carry Purchase by Borrower of Hedged Eligible Inventory pursuant to an LC-Backed Purchase Contract and is substantially in the form of Exhibit E hereto or such other form and terms as shall be acceptable to LC Issuer in its sole and absolute discretion;

(e)  the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost which is not reimbursable under Article III; and

(f)  all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

LC Issuer will honor any such request if the foregoing conditions (a) through (f) (in the following Section 2.11 called the “LC Conditions”) have been met as of the date of issuance, amendment, or extension of the expiration, of such Letter of Credit.  Letters of Credit shall be issued in Dollars.

Section 2.11.  Requesting Letters of Credit.  Borrower must make written application for any Letter of Credit at least two Business Days before the date on which Borrower desires for LC Issuer to issue such Letter of Credit.  By making any such written application, unless otherwise expressly stated therein, Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.10 will be met as of the date of issuance of such Letter of Credit.  Each such written application for a Letter of Credit must be made in writing in the form and substance of Exhibit F, and the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower).  If all LC Conditions for a Letter of Credit have been met as described in Section 2.10 on any Business Day before 11:00 a.m. Boston, Massachusetts time, LC Issuer will issue such Letter of Credit on the same Business Day at LC Issuer’s office in Boston, Massachusetts.  If the LC Conditions are met as described in Section 2.10 on any Business Day on or after 11:00 a.m. Boston, Massachusetts time, LC Issuer will issue such Letter of Credit on the next succeeding Business Day at LC Issuer’s office in Boston, Massachusetts.  If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.

Section 2.12.  Reimbursement and Participations.

(a)  Reimbursement by Borrower.  Each Matured LC Obligation shall constitute a loan by LC Issuer to Borrower.  Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation, together with interest thereon  (i) at the Base Rate plus the Applicable Margin to and including the second Business Day after the Matured LC Obligation is incurred and (ii) at the Default Rate on each day thereafter.

(b)  Letter of Credit Advances.  If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then Borrower may, during the interval between the making thereof and the honoring thereof by LC Issuer, request Lenders to make Loans to Borrower in the amount of such draft or demand, which Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of such resulting Matured LC Obligation.  Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.1, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

(c)  Participation by Lenders.  LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and — to induce LC Issuer to issue Letters of Credit hereunder — each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk an undivided interest equal to such Lender’s Percentage Share of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder.  Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of LC Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer, on demand, in immediately available funds at such LC Issuer’s address for notices hereunder, such Lender’s Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by Borrower).  Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional.  If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate.  If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Base Rate plus the Applicable Margin.

(d)  Distributions to Participants.  Whenever LC Issuer has in accordance with this section received from any Lender payment of such Lender’s Percentage Share of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Percentage Share), LC Issuer will distribute to such Lender its Percentage Share of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it.

(e)  Calculations.  A written advice setting forth in reasonable detail the amounts owing under this section, submitted by LC Issuer to the Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

Section 2.13.  Letter of Credit Fees.  In consideration of LC Issuer’s issuance of any Letter of Credit, Borrower agrees to pay (i) to Administrative Agent for the account of each Lender in proportion to its Percentage Share, a Letter of Credit fee equal to the Letter of Credit Fee Rate applicable each day times the undrawn face amount of such Letter of Credit and (ii) to LC Issuer for its own account, a letter of credit fronting fee at a rate equal to one-eighth percent (.125%) per annum times the undrawn face amount of such Letter of Credit.  Each such fee will be calculated on the undrawn face amount of each Letter of Credit outstanding on each day at the above applicable rates and will be payable quarterly in arrears on the last day of each March, June, September and December.  In addition, Borrower will pay to LC Issuer a minimum administrative issuance fee and such other fees and charges customarily charged by LC Issuer in respect of any issuance, amendment or negotiation of any Letter of Credit requested by Borrower in accordance with LC Issuer’s published schedule of such charges effective as of the date of such amendment or negotiation.

Section 2.14.  No Duty to Inquire.

(a)  Drafts and Demands.  LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter.  LC Issuer is not under any duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved.  Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

(b)  Extension of Maturity.  If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of Borrower, or if the amount of any Letter of Credit is increased at the request of Borrower, this Agreement shall be binding upon Borrower with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.

(c)  Transferees of Letters of Credit.  If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

Section 2.15.  LC Collateral.

(a)  LC Obligations in Excess of Maximum Facility Amount.  If, after the making of all mandatory prepayments required under Section 2.8, the outstanding LC Obligations will exceed the Maximum Facility Amount, Borrower will immediately deposit with LC Issuer an amount equal to such excess.  LC Issuer will hold such amount as collateral security for such remaining LC Obligations (all such amounts held as collateral security for LC Obligations being herein collectively called “LC Collateral”) and the other Obligations, respectively, and such collateral may be applied from time to time to any Matured LC Obligations or, if any Event of Default shall then exist, any other Obligations which are due and payable; provided, upon the reduction of such outstanding LC Obligations pursuant to the termination or cancellation of any Letter of Credit with respect thereto, LC Issuer shall release LC Collateral in an amount equal to the amount of such terminated or canceled Letter of Credit, and in the event the LC Obligations shall no longer exceed the Maximum Facility Amount LC Issuer shall release all such LC Collateral.  Neither this subsection nor the following subsection shall, however, limit or impair any rights which LC Issuer may have under any other document or agreement relating to any Letter of Credit, LC Collateral or LC Obligations, including any LC Application, or any rights which any Lender Party may have to otherwise apply any payments by Borrower and any LC Collateral under Section 3.1.

(b)  Acceleration of LC Obligations.  If the Obligations or any part thereof become immediately due and payable pursuant to Section 8.1 then, unless all Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by any Lender at any time), all LC Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and Borrower shall be obligated to deposit with LC Issuer immediately an amount equal to the aggregate LC Obligations with respect to Letters of Credit which are then outstanding to be held as LC Collateral by LC Issuer as set forth above.

(c)  Investment of LC Collateral.  Pending application thereof, all LC Collateral shall be invested by LC Issuer in such Cash Equivalents as LC Issuer may choose in its sole discretion.  All interest on (and other proceeds of) such Investments shall be reinvested or applied to Matured LC Obligations or the Loans which are due and payable.  With respect to any LC Collateral delivered pursuant to clause (b) above, when all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of Borrower’s reimbursement obligations in connection therewith have been satisfied in full, LC Issuer shall release any remaining LC Collateral.  Borrower hereby assigns and grants to LC Issuer for the benefit of Lenders a continuing security interest in all LC Collateral paid by it to LC Issuer, all Investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, each Note and the other Loan Documents.  Borrower further agrees that LC Issuer shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of New York with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

(d)  Payment of LC Collateral.  When Borrower is required to provide LC Collateral for any reason and fails to do so on the day when required, LC Issuer or Administrative Agent may without prior notice to Borrower provide such LC Collateral (whether by transfers from other accounts maintained with LC Issuer or otherwise) using any available funds of Borrower or any other Person also liable to make such payments, and LC Issuer or Administrative Agent will give notice thereof to Borrower promptly after such application or transfer.  Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall be considered past due Obligations owing hereunder, and LC Issuer is hereby authorized to exercise its respective rights to obtain such amounts.

ARTICLE III - Payments to Lenders

Section 3.1.  General Procedures.  Borrower shall pay all amounts owing with respect to any Obligations (whether for principal, interest, fees, or otherwise) to Administrative Agent for the account of the Lender Party to whom such payment is owed in Dollars, without set-off, deduction or counterclaim (other than netting with respect to Loans being made on a particular date and repayment of prior Loans on such date as set forth in the last sentence of Section 2.1(d), in immediately available funds.  Each payment under the Loan Documents must be received by Administrative Agent not later than noon, Boston, Massachusetts time, on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day.  Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due.  Each payment under a Loan Document to a Lender Party shall be due and payable at the place provided therein and, if no specific place of payment is provided, shall be due and payable at the place of payment of Administrative Agent’s Note.

(a)  When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows:

(i)  first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Administrative Agent under Section 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

(ii)  then for the prepayment of amounts owing under the Loan Documents (other than principal on the Notes) if so specified by Borrower;

(iii)  then for the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid, and then held as LC Collateral pursuant to Section 2.15; and

(iv)  last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and accrued interest thereon in compliance with Sections 2.7 and 2.8, as applicable.  All distributions of amounts described in any of subsections (ii), (iii), or (iv) above shall be made by

Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties which are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.12(c) or to Administrative Agent under Section 9.4, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

Section 3.2.  Capital Reimbursement.  If either (a) the introduction or implementation of or the compliance with or any change in or in the interpretation of any Law, or (b) the introduction or implementation of or the compliance with any request, directive or guideline from any central bank or other governmental authority (whether or not having the force of Law) affects or would affect the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling any Lender Party, then, within five Business Days after demand by such Lender Party, Borrower will pay to Administrative Agent for the benefit of such Lender Party, from time to time as specified by such Lender Party, such additional amount or amounts which such Lender Party shall determine to be appropriate to compensate such Lender Party or any corporation controlling such Lender Party in light of such circumstances, to the extent that such Lender Party reasonably determines that the amount of any such capital would be increased or the rate of return on any such capital would be reduced by or in whole or in part based on the existence of the face amount of such Lender Party’s Loans, Letters of Credit, participations in Letters of Credit or commitments under this Agreement.

Section 3.3.  Increased Cost of LIBOR Loans or Letters of Credit.  If any applicable Law (whether now in effect or hereinafter enacted or promulgated, including Regulation D) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of Law):

(a)  shall change the basis of taxation of payments to any Lender Party of any principal, interest, or other amounts attributable to any LIBOR Loan or Letter of Credit or otherwise due under this Agreement in respect of any LIBOR Loan or Letter of Credit (other than taxes imposed on, or measured by, the overall net income of such Lender Party or any Applicable Lending Office of such Lender Party by any jurisdiction in which such Lender Party or any such Applicable Lending Office is located); or

(b)  shall change, impose, modify, apply or deem applicable any reserve, special deposit or similar requirements in respect of any LIBOR Loan or Letter of Credit (excluding those for which such Lender Party is fully compensated pursuant to adjustments made in the definition of LIBOR Rate) or against assets of, deposits with or for the account of, or credit extended by, such Lender Party; or

(c)  shall impose on any Lender Party or the interbank Eurocurrency deposit market any other condition affecting any LIBOR Loan or Letter of Credit, the result of which is to increase the cost to any Lender Party of funding or maintaining any LIBOR Loan or Letter of

Credit or to reduce the amount of any sum receivable by any Lender Party in respect of any LIBOR Loan or Letter of Credit by an amount deemed by such Lender Party to be material, then such Lender Party shall promptly notify Administrative Agent and Borrower in writing of the happening of such event and of the amount required to compensate such Lender Party for such event (on an after-tax basis, taking into account any taxes on such compensation), whereupon (i) Borrower shall, within five Business Days after demand therefor by such Lender Party, pay such amount to Administrative Agent for the account of such Lender Party and (ii) Borrower may elect, by giving to Administrative Agent and such Lender Party not less than three Business Days’ notice, to Convert all (but not less than all) of any such LIBOR Loans into Base Rate Loans.

Section 3.4.  Notice; Change of Applicable Lending Office.  A Lender Party shall notify Borrower of any event occurring after the date of this Agreement that will entitle such Lender Party to compensation under Section 3.2, 3.3, or 3.5 hereof as promptly as practicable, but in any event within 180 days, after such Lender Party obtains actual knowledge thereof; provided, that (i) if such Lender Party fails to give such notice within 180 days after it obtains actual knowledge of such an event, such Lender Party shall, with respect to compensation payable pursuant to Section 3.2, 3.3, or 3.5 in respect of any costs resulting from such event, only be entitled to payment under Section 3.2, 3.3, or 3.5 hereof for costs incurred from and after the date 180 days prior to the date that such Lender Party does give such notice and (ii) such Lender Party will designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender Party, be disadvantageous to such Lender Party, except that such Lender Party shall have no obligation to designate an Applicable Lending Office located in the United States of America.  Each Lender Party will furnish to Borrower a certificate setting forth the basis and amount of each request by such Lender Party for compensation under Section 3.2, 3.3, or 3.5 hereof.

Section 3.5.  Availability.  If (a) any change in applicable Laws, or in the interpretation or administration thereof of or in any jurisdiction whatsoever, domestic or foreign, shall make it unlawful or impracticable for any Lender Party to fund or maintain LIBOR Loans or to issue or participate in Letters of Credit, or shall materially restrict the authority of any Lender Party to purchase or take offshore deposits of dollars (i.e., “Eurodollars”), or (b) any Lender Party determines that matching deposits appropriate to fund or maintain any LIBOR Loan are not available to it, or (c) any Lender Party determines that the formula for calculating the LIBOR Rate does not fairly reflect the cost to such Lender Party of making or maintaining loans based on such rate, with respect to the transactions contemplated hereunder, then, upon notice by such Lender Party to Borrower and Administrative Agent, Borrower’s right to elect LIBOR Loans from such Lender Party (or, if applicable, to obtain Letters of Credit) shall be suspended to the extent and for the duration of such illegality, impracticability or restriction and all LIBOR Loans of such Lender Party which are then outstanding or are then the subject of any Borrowing Notice and which cannot lawfully or practicably be maintained or funded shall immediately become or remain, or shall be funded as, Base Rate Loans of such Lender Party.  With respect to any commitment of any Lender hereunder, Borrower agrees to indemnify each Lender Party extending credit pursuant thereto, and hold each such Lender Party harmless against all costs, expenses, claims, penalties, liabilities and damages which may result from any such change in Law, interpretation or administration.  Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

Section 3.6.  Funding Losses.  In addition to its other obligations hereunder, with respect to any commitment of any Lender hereunder, Borrower will indemnify each Lender Party extending credit pursuant thereto against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender Party to fund or maintain LIBOR Loans), as a result of (a) any payment or prepayment (whether or not authorized or required hereunder) of all or a portion of a LIBOR Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether or not required hereunder, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice, if such payment or prepayment prevents such Continuation/Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice to become effective due to any condition precedent not being satisfied or due to any other action or inaction of Borrower, or (d) any Conversion (whether or not authorized or required hereunder) of all or any portion of any LIBOR Loan into a Base Rate Loan or into a different LIBOR Loan on a day other than the day on which the applicable Interest Period ends.  Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

Section 3.7.  Reimbursable Taxes.  With respect to any commitment by any Lender hereunder, Borrower covenants and agrees with each Lender Party extending credit pursuant thereto that:

(a)  Borrower will indemnify each such Lender Party against and reimburse each such Lender Party for all present and future stamp and other taxes, duties, levies, imposts, deductions, charges, costs, and withholdings whatsoever imposed, assessed, levied or collected on or in respect of this Agreement, any LIBOR Loans or Letters of Credit (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, any taxes imposed on or measured by the overall net income of Administrative Agent or such Lender Party or any Applicable Lending Office of such Lender Party by any jurisdiction in which such Lender Party or any such Applicable Lending Office is located (all such non-excluded taxes, levies, costs and charges being collectively called “Reimbursable Taxes” in this section).  Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.

(b)  All payments on account of the principal of, and interest on, each such Lender Party’s Loans and Note, and all other amounts payable by Borrower to any such Lender Party hereunder, shall be made in full without set-off or counterclaim and shall be made free and clear of and without deductions or withholdings of any nature by reason of any Reimbursable Taxes, all of which will be for the account of Borrower.  In the event of Borrower being compelled by Law to make any such deduction or withholding from any payment to any such Lender Party, Borrower shall pay on the due date of such payment, by way of additional interest, such additional amounts as are needed to cause the amount receivable by such Lender Party after such deduction or withholding to equal the amount which would have been receivable in the absence of such deduction or withholding.  If Borrower should make any deduction or withholding as aforesaid, Borrower shall within 60 days thereafter forward to such Lender Party an official receipt or other official document evidencing payment of such deduction or withholding.

(c)  If Borrower is ever required to pay any Reimbursable Tax with respect to any LIBOR Loan, Borrower may elect, by giving to Administrative Agent and such Lender Party not less than three Business Days’ notice, to Convert all (but not less than all) of any such LIBOR Loan into a Base Rate Loan, but such election shall not diminish Borrower’s obligation to pay all Reimbursable Taxes.

(d)  Notwithstanding the foregoing provisions of this section, Borrower shall be entitled, to the extent it is required to do so by Law, to deduct or withhold (and not to make any indemnification or reimbursement for) income or other similar taxes imposed by the United States of America (other than any portion thereof attributable to a change in federal income tax Laws effected after the date hereof) from interest, fees or other amounts payable hereunder for the account of such Lender Party, other than such a Lender Party (i) who is a US person for Federal income tax purposes or (ii) who has the Prescribed Forms on file with Administrative Agent (with copies provided to the relevant Borrower) for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such Prescribed Forms, provided that if Borrower shall so deduct or withhold any such taxes, it shall provide a statement to Administrative Agent and such Lender Party, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Lender Party may reasonably request for assisting such Lender Party to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Lender Party is subject to tax.  As used in this section, “Prescribed Forms” means such duly executed forms or statements, and in such number of copies, which may, from time to time, be prescribed by Law and which, pursuant to applicable provisions of (x) an income tax treaty between the United States and the country of residence of such Lender Party providing the forms or statements, (y) the Code, or (z) any applicable rules or regulations thereunder, permit Borrower to make payments hereunder for the account of such Lender Party free of such deduction or withholding of income or similar taxes.

Section 3.8.  Replacement of Lenders.  If any Lender Party seeks reimbursement for increased costs under Sections 3.2 through 3.7, then within ninety days thereafter — provided no Event of Default then exists — Borrower shall have the right (unless such Lender Party withdraws its request for additional compensation) to replace such Lender Party by requiring such Lender Party to assign its Loans and Note and its commitments hereunder to an Eligible Transferee reasonably acceptable to Administrative Agent and to Borrower, provided that:  (i) all Obligations of Borrower owing to such Lender Party being replaced (including such increased costs and any breakage costs with respect to any outstanding LIBOR Loans, but excluding principal and accrued interest on the Note being assigned) shall be paid in full to such Lender Party concurrently with such assignment, and (ii) the replacement Eligible Transferee shall purchase the Notes being assigned by paying to such Lender Party a price equal to the principal amount thereof plus accrued and unpaid interest.  In connection with any such assignment Borrower, Administrative Agent, such Lender Party and the replacement Eligible Transferee shall otherwise comply with Section 10.5.  Notwithstanding the foregoing rights of Borrower under this section, however, Borrower may not replace any Lender Party which seeks reimbursement for increased costs under Section 3.2 through 3.7 unless Borrower is at the same time replacing all Lender Parties which are then seeking such compensation.

ARTICLE IV - Conditions Precedent to Lending

Section 4.1.  Documents to be Delivered.  No Lender has any obligation to make its first Loan, and LC Issuer has no obligation to issue the first Letter of Credit, unless Administrative Agent shall have received all of the following, at Administrative Agent’s office in Boston, Massachusetts, duly executed and delivered and in form, substance and date satisfactory to Administrative Agent, each of which was so executed and delivered:

(a)  This Agreement and any other document that Lenders are to execute in connection herewith.

(b)  Each Note and each Security Document.

(c)  Certain certificates including:

(i)  An “Omnibus Certificate” of the secretary or assistant secretary and any vice president of Plains Marketing GP Inc., which shall contain the names and signatures of the officers of such company authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto:  (1) a copy of resolutions duly adopted by the Board of Directors of such company and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of Borrower and all amendments thereto, certified by the appropriate official of its jurisdiction of organization, and (3) a copy of the agreement of limited partnership of Borrower;

(ii)  A certificate of the chief financial officer of Plains Marketing GP Inc., regarding satisfaction of Section 4.2; and

(d)  A certificate (or certificates) of the due formation, valid existence and good standing of Borrower in Delaware, issued by the Delaware Secretary of State.

(e)  Favorable opinions of Tim Moore, Esq., General Counsel for Borrower, substantially in the form set forth in Exhibit D-1, and Fulbright & Jaworski L.L.P., special Texas and New York counsel to Borrower, substantially in the form set forth in Exhibit D-2.

(f) Financial projections for Borrower through December 2004, in form and substance reasonably satisfactory to Administrative Agent.

(g)  Consolidated financial statements of Borrower and its Subsidiaries as of September 30, 2003, together with a certificate by the chief financial officer of GP Inc. certifying such financial statements.

(h)  Administrative Agent shall have received all documents and instruments which Administrative Agent has then requested (including opinions of legal counsel for Borrower and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by Borrower in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto.  All such additional documents and instruments shall be satisfactory to Administrative Agent in form and substance.

(i)  Payment of all facility, agency and other fees required to be paid to Administrative Agent or Lender pursuant to any Loan Documents or any commitment agreement heretofore entered into.

(j)  Evidence of the payment in full of all outstanding Indebtedness under the Existing Agreements, the release of all Liens securing such Indebtedness, and termination of the Existing Agreements.

Section 4.2.  Additional Conditions Precedent.  No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:

(a)  All representations and warranties made by Borrower in any Loan Document shall be true on and as of the date of such Loan or the date of issuance of such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or the date of issuance of such Letter of Credit except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders, then in each such case, such other date.

(b)  No Default or “Default” (as such term is used and defined in the PAA Credit Agreement) shall exist at the date of such Loan or the date of issuance of such Letter of Credit or shall result from such Loan or such issuance of such Letter of Credit.

ARTICLE V - Representations and Warranties

To confirm each Lender’s understanding concerning Borrower and its businesses, properties and obligations, and to induce each Lender to enter into this Agreement, consider financing requests of Borrower hereunder, and in each Lender’s sole and absolute discretion extend credit hereunder, Borrower represents and warrants to each Lender that:

Section 5.1.  No Default  No event has occurred and is continuing which constitutes a Default, except as has been waived in accordance with this Agreement.

Section 5.2.  Organization and Good Standing.  Borrower is duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation, having all requisite corporate or similar powers required to carry on its business and enter into and carry out the transactions contemplated hereby.  Borrower is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify would not reasonably be expected to cause a Material Adverse Change.

Section 5.3.  Authorization.  Borrower has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.  Borrower is duly authorized to borrow funds hereunder.

Section 5.4.  No Conflicts or Consents.  The execution and delivery by Borrower of the Loan Documents, the performance by it of its obligations, and the consummation of the transactions contemplated thereby, do not and will not (i) violate any provision of (1) Law applicable to it, (2) its organizational documents or (3) any judgment, order or material license or permit applicable to or binding upon it, (ii) result in the acceleration of any Indebtedness owed by it or (iii) result in or require the creation of any consensual Lien upon any of its material assets or properties except as expressly contemplated in, or permitted by, the Loan Documents.  Except as expressly contemplated in or permitted by the Loan Documents, disclosed in the Disclosure Schedule or disclosed pursuant to Section 6.4, no permit, consent, approval, authorization or order of, and no notice to or filing, registration or qualification with, any Tribunal is required on the part of Borrower pursuant to the provisions of any material Law applicable to it as a condition to its execution, delivery or performance of any Loan Document or (ii) to consummate any transactions contemplated by the Loan Documents.

Section 5.5.  Enforceable Obligations.  This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of Borrower, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and general principles of equity.

Section 5.6.  Initial Financial Statements.  Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements.  The Initial Financial Statements fairly present PAA’s and Borrower’s Consolidated financial position at the date thereof and the Consolidated results of PAA’s and Borrower’s operations for the periods thereof, and in the case of the annual Initial Financial Statements, Consolidated cash flows for the period thereof.  Since the date of the annual Initial Financial Statements, no Material Adverse Change has occurred.  All Initial Financial Statements described in clause (i) of that defined term were prepared in accordance with GAAP.

Section 5.7.  Other Obligations and Restrictions.  As of the closing date hereof, Borrower has no outstanding payment obligations of any kind (including contingent obligations, tax assessments and unusual forward or long-term commitments) which are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not reflected in the Initial Financial Statements, disclosed in the Disclosure Schedule or otherwise permitted under Section 7.1.  Except as disclosed in the Disclosure Schedule, Borrower is not subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which would reasonably be expected to cause a Material Adverse Change.

Section 5.8.  Full Disclosure.  No certificate, statement or other information delivered herewith or heretofore by Borrower to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading as of the date made or deemed made (or if such information expressly relates or refers to an earlier date, as of such earlier date).  All written information furnished after the date hereof by or on behalf of Borrower to Administrative Agent or any Lender Party in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect in light of the circumstances in which made or based on reasonable estimates, in each case as of the date on which such information is stated or certified (or if such information expressly relates or refers to an earlier date, as of such earlier date).  There is no fact known to Borrower that has not been disclosed to each Lender in writing which would reasonably be expected to cause a Material Adverse Change.

Section 5.9.  Litigation.  Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule:  (i) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Borrower overtly threatened, against Borrower or affecting any Collateral (including, without limitation, any which challenge or otherwise pertain to Borrower’s title to any Collateral) before any Tribunal which would reasonably be expected to cause a Material Adverse Change, and (ii) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Tribunal against Borrower or, to the knowledge of Borrower, Borrower’s stockholders, partners, directors or officers or affecting any Collateral which would reasonably be expected to cause a Material Adverse Change.

Section 5.10.  ERISA Plans and Liabilities.  All currently existing ERISA Plans are listed in the Disclosure Schedule or pursuant to Section 6.4.  Except as disclosed in the Initial Financial Statements, in the Disclosure Schedule or pursuant to Section 6.4, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects, to the extent that the non-compliance therewith would not be reasonably expected to cause a Material Adverse Change.  No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA.  Except as set forth in the Disclosure Schedule:  (i) no “accumulated funding deficiency” (as defined in Section 412(a) of the Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and

(ii) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $5,000,000.

Section 5.11.  Compliance with Permits, Consents and Law.  Except as set forth in the Disclosure Schedule or pursuant to Section 6.4, Borrower has all permits, licenses and authorizations required in connection with the conduct of its businesses, except to the extent failure to have any such permit, license or authorization would not reasonably be expected to cause a Material Adverse Change.  Borrower is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Law, including applicable Environmental Law, or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent that non-compliance therewith would not reasonably be expected to cause a Material Adverse Change or such term, restriction or otherwise is being contested in good faith or a bona fide dispute exists with respect thereto.

Section 5.12.  Environmental Laws.  Except as set forth in the Disclosure Schedule or disclosed pursuant to Section 6.4, (i) Borrower and its Subsidiaries are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance with all licenses and permits required under any such Laws, unless failure to so comply or have such licenses and permits would not reasonably be expected to cause a Material Adverse Change; (ii) none of the operations or properties of Borrower or any of its Subsidiaries is the subject of federal, provincial or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials, unless such remedial action would not reasonably be expected to cause a Material Adverse Change; and (iii) neither Borrower nor any of its Subsidiaries (and to the actual knowledge of Borrower, no other Person) has filed any notice under any Law indicating that Borrower or any of its Subsidiaries is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any such Person, other than of an alleged improper release, storage or disposal that would not reasonably be expected to cause a Material Adverse Change.

Section 5.13.  Accounts; Title to Properties.  All Accounts arising from with respect to contracts for the sale of Financed Eligible Hedged Inventory shall qualify as Approved Eligible Receivables, and Borrower has complied in all respects with the terms of each related contract for sale.  Borrower has good and defensible title to all of its material properties and assets, free and clear of all Liens (other than Permitted Liens) and of all impediments to the use of such properties and assets in its business, other than such impediments that would not reasonably be expected to cause a Material Adverse Change.

Section 5.14.  Government Regulation.  Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by

Borrower of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.  Borrower is not subject to regulation under the Federal Power Act which would violate, result in a default of, or prohibit the effectiveness or the performance of any of the provisions of the Loan Documents.

Section 5.15.  Insider.  Neither Borrower, nor any Person having “control” (as that term is defined in 12 U.S.C. § 375b(9) or in regulations promulgated pursuant thereto) of Borrower, is a “director” or an “executive officer” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a Subsidiary or of any Subsidiary of a bank holding company of which any Lender is a Subsidiary.

Section 5.16.  Solvency.  Upon giving effect to the issuance of the Notes, the execution of the Loan Documents by Borrower and the consummation of the transactions contemplated hereby, (i) Borrower will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws), and the sum of Borrower’s absolute and contingent liabilities, including the Obligations or guarantees thereof, shall not exceed the fair market value of Borrower’s assets, and (ii) Borrower’s capital should be adequate for the businesses in which it is engaged and intends to be engaged.  Borrower has not incurred (whether under the Loan Documents or otherwise), nor does Borrower intend to incur or reasonably foreseeably believes that it will incur, debts which will be beyond its ability to pay as such debts mature.

Section 5.17.  Not a “Reportable Transaction”.  Borrower does not intend to treat the Borrowings and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.  If Borrower takes any action inconsistent with such intention, or if Borrower so notifies the Administrative Agent, then Borrower acknowledges that, as a result of such action or notice, one or more of the Lenders may treat its Loans and/or its interest in Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders will maintain the lists and other records required by such Treasury Regulation.

ARTICLE VI - Affirmative Covenants

To conform with the terms and conditions under which each Lender is willing to consider financing requests of Borrower hereunder and in each Lender’s sole and absolute discretion extend credit to Borrower, and to induce each Lender to enter into this Agreement, consider financing requests of Borrower hereunder and in each Lender’s sole and absolute discretion extend credit hereunder, Borrower covenants and agrees that so long as any Obligations or any commitment of any Participating Lender to extend credit hereunder remains outstanding, unless Majority Lenders, or all Lenders as required under Section 10.1, have previously agreed otherwise:

Section 6.1.  Payment and Performance.  Borrower will pay all amounts due from it pursuant to the provisions of the Loan Documents to which it is a party in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition imposed on it pursuant to the provisions of such Loan Documents.

Section 6.2.  Books, Financial Statements and Reports.  Borrower will at all times maintain full and accurate books of account and records. Borrower will maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender at Borrower’s expense:

(a)  Promptly upon the filing thereof, and in any event within ninety (90) days after the end of each Fiscal Year: (i) a copy of PAA’s Form 10-K, which report shall include PAA’s complete Consolidated financial statements together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion, without material qualification, based on an audit using generally accepted auditing standards, by PricewaterhouseCoopers LLP, or other independent certified public accountants, stating that such Consolidated financial statements have been so prepared, and (ii) Borrower’s complete unaudited Consolidated financial statements, prepared in reasonable detail in accordance with GAAP.  These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings for such Fiscal Year.  Such Consolidated financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year.

(b)  Promptly upon the filing thereof, and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year: (i) a copy of PAA’s Form 10-Q, which report shall include PAA’s unaudited Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of PAA’s earnings and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and (ii) Borrower’s unaudited Consolidated balance sheet as of the end of such.  Fiscal Quarter and Consolidated statements of Borrower’s earnings and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter.  In addition Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a copy of the certificate delivered to the administrative agent and lenders under the PAA Credit Agreement pursuant to Section 6.2(b) thereof.

(c)  Prompt notice of any publicly announced change in PAA’s Debt Rating by either Standard & Poor’s or Moody’s.

Documents required to be delivered pursuant to Section 6.2(a)(i) or (b)(i) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which PAA posts such documents, or provides a link thereto, on PAA’s website on the Internet at the website address listed in Section 10.3, and notifies Administrative Agent of such posting or link.

Section 6.3.  Other Information and Inspections.  In each case subject to the last sentence of this Section 6.3, Borrower will furnish to Administrative Agent any information which Administrative Agent or any Lender may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Borrower’s businesses and operations.  In each case subject to the last sentence of this Section 6.3, Borrower will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons), upon reasonable prior notice, to visit and inspect during normal business hours any of Borrower’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and Borrower shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and, upon reasonable prior notice to Borrower, its representatives.  Each of the foregoing inspections and examinations shall be made subject to compliance with applicable safety standards and the same conditions applicable to Borrower in respect of property of Borrower on the premises of Persons other than Borrower or an Affiliate of Borrower, and all information, books and records furnished or requested to be made, all information to be investigated or verified and all discussion conducted with any officer, employee or representative of Borrower shall be subject to any applicable attorney-client privilege exceptions which Borrower determines is reasonably necessary and compliance with conditions to disclosures under non-disclosure agreements between Borrower and Persons other than Borrower or an Affiliate of Borrower and the express undertaking of each Person acting at the direction of or on behalf of any Lender Party to be bound by the confidentiality provisions of Section 10.6 of this Agreement.

Section 6.4.  Notice of Material Events.  Borrower will notify each Lender Party, not later than five (5) Business Days after any executive officer of Borrower has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:

(a)  the occurrence of any Material Adverse Change,

(b)  the occurrence of any Default,

(c)  the acceleration of the maturity of any Indebtedness owed by Borrower or of any default by Borrower under any indenture, mortgage, agreement, contract or other instrument to which it is a party or by which it or any of its properties is bound, if such acceleration or default would reasonably be expected to cause a Material Adverse Change,

(d)  the occurrence of any Termination Event,

(e)  any claim under any Environmental Law adverse to Borrower or of potential liability with respect to such claim, or any other adverse claim asserted against Borrower or with respect to Borrower’s properties taken as a whole, in each case, which claim would reasonably be expected to cause a Material Adverse Change, and

(f)  the filing of any suit or proceeding, or the assertion in writing of a claim against Borrower or with respect to Borrower’s properties, which would reasonably be expected to cause a Material Adverse Change.

Upon the occurrence of any of the foregoing Borrower will take all necessary or appropriate steps to remedy promptly, if applicable, any such Material Adverse Change, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such claim, suit or proceeding, and to resolve all controversies on account of any of the foregoing.

Section 6.5.  Maintenance of Existence, Qualifications and Assets.  Borrower (i) will maintain and preserve its existence and its rights (including permits, licenses and other authorizations required under Environmental Laws) and franchises in full force and effect, (ii) will qualify to do business in all states or jurisdictions where required by applicable Law, and (iii) keep all Collateral and its other material assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear and obsoleteness excepted) except, in each case (a) where the failure so to maintain, preserve, qualify or keep would not be reasonably expected to cause a Material Adverse Change, (b) as permitted in Section 7.3 or as a result of statutory conversions or (c) as a result of a release permitted pursuant to Section 6.9.  Borrower will also notify Administrative Agent in writing at least twenty Business Days prior to the date that Borrower changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting Administrative Agent to prepare the same.

Section 6.6.  Payment of Taxes, etc.  Borrower will (a) timely file all required tax returns (including any extensions), (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, and (c) maintain appropriate accruals and reserves for all of the foregoing as required by GAAP, except to the extent that (y) it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefor which are required by GAAP or (z) such non-filing, non-payment or non-maintenance would not reasonably be expected to cause a Material Adverse Change.

Section 6.7.  Insurance.  In accordance with industry standards, Borrower will keep insured (by responsible and reputable insurance companies or associations) or self-insured, at the option of Borrower, in such amounts and against such risks as are usually insured by Persons engaged in the same or similar businesses and owning similar properties.  The insurance coverages and amounts will be reasonably determined by Borrower, based on coverages carried by prudent owners of similar property, and may be maintained by PAA.

Section 6.8.  Compliance with Agreements and Law.  Borrower will strictly perform and comply with the terms of each contract for the sale of Hedged Eligible Inventory and will perform all other material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise and other material agreement, contract or other instrument (including all contractual obligations and agreements with respect to environmental remediation or other environmental matters) to which it is a party or by which it or any of its properties is bound to the extent that non-performance therewith would not reasonably be expected to cause a Material Adverse Change.  Borrower will conduct its business and affairs in compliance, in all material respects, with all Laws (including Environmental Laws) applicable thereto to the extent non-compliance therewith would not reasonably be expected to cause a Material Adverse Change or such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto.

Section 6.9.  Agreement to Deliver Security Documents.  Borrower will deliver, to further secure the Obligations whenever requested by Administrative Agent in its sole and absolute discretion, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests, subject to applicable Liens permitted pursuant to Section 7.1, in (i) all Financed Hedged Eligible Inventory, (ii) all Hedging Contracts covering Financed Hedged Eligible Inventory, (iii) all contracts for the sale of Financed Hedged Eligible Inventory and Accounts arising thereunder, and (iv) all proceeds of the foregoing.

Section 6.10.  Perfection and Protection of Security Interests and Liens.  Borrower will from time to time deliver to Administrative Agent any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower in form and substance satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations.

ARTICLE VII - Negative Covenants

To conform with the terms and conditions under which each Lender is willing to consider financing requests of Borrower hereunder and in each Lender’s sole and absolute discretion extend credit to Borrower, and to induce each Lender to enter into this Agreement, consider financing requests of Borrower hereunder and in each Lender’s sole and absolute discretion extend credit hereunder, Borrower covenants and agrees that so long as any Obligations or any commitment of any Participating Lender to extend credit hereunder remains outstanding, unless Majority Lenders, or all Lenders as required under Section 10.1, have previously agreed otherwise:

Section 7.1.  Limitation on Liens.  Borrower will not create, assume or permit to exist:

(i) any Lien upon any Collateral except (A) Liens created pursuant to the Security Documents, (B) Permitted Inventory Liens, (C) statutory Liens in respect of First Purchase Crude Payables, (D) Broker Liens on margin deposits with respect to Hedging Contracts, and (E) any other Liens expressly permitted to encumber such Collateral under any Security Document; or

(ii) any Lien on any Petroleum Products commingled with Financed Hedged Eligible Inventory, or on any sales contracts (and Accounts therefrom and proceeds thereof) covering Petroleum Products in addition to Financed Hedged Eligible Inventory, or with respect to any Hedging Contracts covering Financed Hedged Eligible Inventory, other than Broker Liens on margin deposits with respect thereto, unless such lien creditor has agreed in writing that Administrative Agent’s and Lenders’ rights with respect to such Petroleum Products, sales contracts, Hedging Contracts and collateral rights related thereto are first and prior to such lien creditor’s rights therein;

Section 7.2.  Limitation on Mergers.  Except as expressly provided in this section, Borrower will not (a) merge or consolidate or amalgamate with any Person, or liquidate, wind up or dissolve or (b) sell, transfer, lease, exchange or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of its business or property, whether now owned or hereafter acquired, to any Person; provided, Borrower may (A) merge into or consolidate or amalgamate with any Subsidiary of PAA; provided, Borrower is the surviving business entity and after giving effect thereto, no Default exists.

Section 7.3.  Limitation on Sales of Collateral.  Borrower will not sell, transfer, lease, exchange, alienate or dispose of any Collateral except in the ordinary course of business on ordinary trade terms.

Section 7.4.  Limitation on New Businesses.  Borrower will not materially or substantially engage directly or indirectly in any business or conduct any operations other than (i) marketing, gathering, transporting (by barge, pipeline, ship, truck or other modes of hydrocarbon transportation), terminalling, storing, producing, acquiring, developing, exploring for, exploiting, producing, processing, dehydrating and otherwise handling hydrocarbons, including, without limitation, constructing pipeline, platform, dehydration, processing and other energy-related facilities, (ii) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Internal Revenue Code of 1986, as amended, or (iii) activities or services reasonably related or ancillary thereto including entering into hedging obligations to support those businesses.

Section 7.5.  No Negative Pledges.  Except as described in the Disclosure Schedule or pursuant to a Restriction Exception, the substance of which, in detail satisfactory to Administrative Agent, is promptly reported to Administrative Agent, Borrower will not, directly or indirectly, enter into, create, or consent to be bound to any contract or other consensual restriction that restricts the ability of Borrower to create or maintain Liens on its assets in favor of Administrative Agent, LC Issuer and Lenders to secure, in whole or part, the Obligations.

ARTICLE VIII - Events of Default and Remedies

Section 8.1.  Events of Default.  Each of the following events constitutes an Event of Default under this Agreement:

(a)  Borrower fails to pay the principal component of any Loan or any reimbursement obligation with respect to any Letter of Credit when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) Borrower fails to pay any Obligation for which it is contractually liable (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three Business Days after the same becomes due;

(c) Borrower fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4 or Article VII;

(d) Borrower fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any of its obligations under any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Borrower;

(e)  Any representation or warranty previously, presently or hereafter made in writing by or on behalf of Borrower in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Administrative Agent;

(f) Borrower shall default in the payment when due of any principal of or interest on any of its other Indebtedness, or, as a result of an early termination event or similar event, on any net hedging obligations, in excess of $15,000,000 in the aggregate (other than such Indebtedness or hedging obligations the validity of which is being contested in good faith, by appropriate proceedings (if necessary) and for which adequate reserves with respect thereto are maintained on the books of Borrower as required by GAAP), or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or hedging obligations shall occur for a period beyond the applicable grace, cure extension, forbearance or other similar period, if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness or hedging obligations (or a trustee or agent on behalf of such holder or holders) to cause, as applicable, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity, or an early termination event or similar event to occur and Borrower’s related net hedging obligations in excess of $15,000,000 to become due and payable;

(g)  Either (i) any “accumulated funding deficiency” (as defined in Section  412(a) of the Code) in excess of $5,000,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $5,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

(h) Borrower, any Subsidiary of Borrower, Plains All American GP LLC, Plains AAP, L.P., PAA, or any “significant subsidiary” of PAA, as defined in Article 1, Rule 1-02 of

Regulation S-X, promulgated pursuant to the Securities Exchange Act of 1934 and the Securities Act of 1933, each as amended:

(i)  has entered against it a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it, in each case, which remains undismissed for a period of sixty days; or

(ii)  commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally unable to pay (or admits in writing its inability to so pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

(iii)  has entered against it the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Collateral or all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it;

(i) Borrower:

(i)  has entered against it a final judgment for the payment of money in excess of $15,000,000 (in each case not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is stayed or discharged within thirty days after the date of entry thereof (or longer period for which a stay of enforcement is allowed by applicable Law) or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(ii)  suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against any Collateral or all or any substantial part of its assets, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof (or longer period for which a stay of enforcement is allowed by applicable Law) or after any stay is vacated or set aside;

(j)  Any Change in Control occurs; or

(k)  Any “Event of Default” shall occur, as such term is used and defined in the PAA Credit Agreement.

Upon the occurrence of an Event of Default described in subsection (h)(i), (h)(ii) or (h)(iii) of this section: all Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower.  Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be permanently terminated.  During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Majority Lenders, Administrative Agent shall), without notice to Borrower, do either or both of the following:  (1) terminate or suspend any obligation of Lenders to make Loans hereunder and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower.

Section 8.2.  Remedies.  If any Default shall occur and be continuing, each Lender Party may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and each Lender Party may enforce the payment of any Obligations due it or enforce any other legal or equitable right which it may have.  All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

ARTICLE IX - Administrative Agent

Section 9.1.  Appointment and Authority. Each Lender Party hereby irrevocably authorizes Administrative Agent, and Administrative Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein and to take all other actions and to exercise such powers under the Loan Documents as are specifically delegated to Administrative Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto.  The relationship of Administrative Agent to the other Lender Parties is only that of one commercial lender acting as administrative agent for others, and nothing in the Loan Documents shall be construed to constitute Administrative Agent a trustee or other fiduciary for any Lender Party or any holder of any participation in a Note nor to impose on Administrative Agent duties and obligations other than those expressly provided for in the Loan Documents.  With respect to any matters not expressly provided for in the Loan Documents and any matters which the Loan Documents place within the discretion of Administrative Agent,  Administrative Agent shall not be required to exercise any discretion or take any action, and it may request instructions from Lenders with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to all Lender Parties in so acting or refraining from acting) upon the instructions of Majority Lenders (including itself), provided, however, that Administrative Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable Law.  Upon receipt by Administrative Agent from Borrower of any communication calling for action on the part of Lenders or upon notice from Borrower or any Lender to Administrative Agent of any Default or Event of Default, Administrative Agent shall promptly notify each other Lender thereof.

Section 9.2.  Exculpation, Administrative Agent’s Reliance, Etc.  Neither Administrative Agent nor any of its directors, officers, agents, attorneys, or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, including their negligence of any kind, except that each shall be liable for its own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Administrative Agent (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any other Lender Party and shall not be responsible to any other Lender Party for any statements, warranties or representations made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of Borrower or to inspect the property (including the books and records) of Borrower; (e) shall not be responsible to any other Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of Borrower or Lender Party in exercising its powers hereunder; and (g) shall incur no liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any facsimile, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.

Section 9.3.  Credit Decisions.  Each Lender Party acknowledges that it has, independently and without reliance upon any other Lender Party, made its own analysis of Borrower and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Loan Documents.  Each Lender Party also acknowledges that it will, independently and without reliance upon any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

Section 9.4.  Indemnification.  Each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by Borrower within ten (10) days after demand) from and against such Lender’s Percentage Share of any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Administrative Agent growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement thereof) at any time associated therewith or contemplated therein and Borrower’s use of loan proceeds (whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment).

The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part, by any negligent act or omission of any kind by Administrative Agent, provided only that no Lender shall be obligated under this section to indemnify Administrative Agent for that portion, if any, of any liabilities and costs which is proximately caused by Administrative Agent’s own individual gross negligence or willful misconduct, as determined in a final judgment.  Cumulative of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for such Lender’s Percentage Share of any costs and expenses to be paid to Administrative Agent by Borrower under Section 10.4(a) to the extent that Administrative Agent is not timely reimbursed for such expenses by Borrower as provided in such section.  As used in this section the term “Administrative Agent” shall refer not only to the Persons designated as such in Section 1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.

Section 9.5.  Rights as Lender.  In its capacity as a Lender, Administrative Agent shall have the same rights and obligations as any Lender and may exercise such rights as though it were not Administrative Agent.  Administrative Agent may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or its Affiliates, all as if it were not Administrative Agent hereunder and without any duty to account therefor to any other Lender.

Section 9.6.  Sharing of Set-Offs and Other Payments.  Each Lender Party agrees that if it shall, whether through the exercise of rights of banker’s lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by Administrative Agent under Section 3.1, causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share all payments of Obligations as provided in Section 3.1; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations.  Borrower expressly consents to the foregoing arrangements, subject to Section 10.9.  If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Tribunal to be paid on account of the possession of such funds prior to such recovery.

Section 9.7.  Investments.  Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute.  If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment.  All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 9.8.  Benefit of Article IX.  The provisions of this Article are intended solely for the benefit of Lender Parties, and Borrower shall not be entitled to rely on any such provision or assert any such provision in a claim or defense against any Lender (other than contained in Section 9.6 or the right to reasonably approve a successor Administrative Agent under Section 9.9).  Lender Parties may waive or amend such provisions as they desire without any notice to or consent of Borrower.

Section 9.9.  Resignation.  Administrative Agent may resign at any time by giving written notice thereof to Lenders and Borrower.  Each such notice shall set forth the date of such resignation.  Upon any such resignation Majority Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval of Borrower, unless a Default has occurred and is continuing, which approval will not be unreasonably withheld.  A successor must be appointed for any retiring Administrative Agent, and such Administrative Agent’s resignation shall become effective when such successor accepts such appointment.  If, within thirty days after the date of the retiring Administrative Agent’s resignation, no successor Administrative Agent has been appointed and has accepted such appointment, then the retiring Administrative Agent may appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed to conduct a banking or trust business under the Laws of the United States of America or of any state thereof.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  After any retiring Administrative Agent’s resignation hereunder the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

ARTICLE X - Miscellaneous

Section 10.1.  Waivers and Amendments; Acknowledgments.

(a)  Waivers and Amendments.  No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy.  No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing.  This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Administrative Agent or LC Issuer, by such party, and (iii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Majority Lenders (which consent has already been given as to the termination of the Loan Documents as provided in Section 10.9).  Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would:  (1) waive any of the conditions specified in Article IV (provided that Administrative Agent may in its discretion withdraw any request it has made under Section 4.1(h)), (2) increase the maximum amount which such Lender has specified hereunder regarding consideration of financing requests, or extend the termination date of such Lender’s agreement to consider financing requests, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Note, (4) change any date fixed for any payment of any such fees, principal or interest, or change Section 9.6 in a manner that would alter pro rata sharing of payments required thereby, (5) amend the definition herein of “Majority Lenders” or otherwise change the Percentage Shares which are required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, or (6) except as expressly provided herein or in any other Loan Document, release (i) Borrower from its obligation to pay such Lender’s Note, (ii) any Collateral, or (iii) Borrower from the negative pledge covenant set forth in Section 7.5 hereof.

(b)  Acknowledgments and Admissions.  Borrower hereby represents, warrants, acknowledges and admits that  (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) no Lender Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (iii) the relationship pursuant to the Loan Documents between Borrower, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, and (iv) no partnership or joint venture exists with respect to the Loan Documents between Borrower and any Lender Party.

(c)  Representation by Lenders.  Each Lender hereby represents that it will acquire its Notes for its own account in the ordinary course of its commercial lending or investing business; however, the disposition of such Lender’s property shall at all times be and remain within its control and, in particular and without limitation, such Lender may sell or otherwise transfer its Note, any participation interest or other interest in its Note, or any of its other rights and obligations under the Loan Documents subject to compliance with Sections 10.5(b) through (f), inclusive, and applicable Law.

(d)  Joint Acknowledgment.  This written Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

There are no unwritten oral agreements between the parties.

Section 10.2.  Survival of Agreements; Cumulative Nature.  Borrower’s various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated.  The rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such right, power or privilege.

Section 10.3.  Notices.  All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document (provided that Administrative Agent may give telephonic notices to the other Lender Parties), and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile or other electronic transmission, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Borrower at the address of Borrower specified on the signature pages hereto and to each Lender Party at its address specified on the signature pages hereto (unless changed by similar notice in writing given by the particular Person whose address is to be changed).  Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile or other electronic transmission, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail; provided, however, that no Borrowing Notice or Continuation/Conversion Notice shall become effective until actually received by Administrative Agent.

Section 10.4.  Payment of Expenses; Indemnity.

(a)  Payment of Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, Borrower will promptly (and in any event, within 30 days after any invoice or other statement or notice) pay: (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein, (ii) all reasonable costs and expenses incurred by or on behalf of Administrative Agent (including attorneys’ fees, consultants’ fees and engineering fees, travel costs and miscellaneous expenses) in connection with (1) the negotiation, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) the borrowings hereunder and other action reasonably required in the course of administration hereof, (4) monitoring or confirming (or preparation or negotiation of any document related to) Borrower’s compliance with any covenants or conditions contained in this Agreement or in any Loan Document, and (iii) all reasonable costs and expenses incurred by or on behalf of any Lender Party (including attorneys’ fees, consultants’ fees and accounting fees) in connection with the defense or enforcement of any of the Loan Documents (including this section) or the defense of any Lender Party’s exercise of its rights thereunder.  In addition to the foregoing, until all Obligations have been paid in full, Borrower will also pay or reimburse Administrative Agent for all reasonable out-of-pocket costs and expenses of Administrative Agent or its agents or employees in connection with the continuing administration of the Loans and the related due diligence of Administrative Agent, including travel and miscellaneous expenses and fees and expenses of Administrative Agent’s outside counsel and consultants engaged in connection with the Loan Documents.

(b)  Indemnity.  Borrower agrees to indemnify each Lender Party, upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Lender Party growing out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein and Borrower’s use of Loan proceeds (whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by any Lender Party or any other Person or any liabilities or duties of any Lender Party or any other Person with respect to Hazardous Materials found in or released into the environment).

The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.  If any Person (including Borrower or any of its Affiliates) ever alleges such gross negligence or willful misconduct by any Lender Party, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct.  As used in this section the term “Lender Party” shall refer not only to each Person designated as such in Section 1.1 but also to each director, officer, trustee, agent, attorney, employee, representative and Affiliate of such Persons.

(c)  Interest.  Borrower hereby promises to each Lender Party interest at the Default Rate on all Obligations to pay fees or to reimburse or indemnify any Lender Party which Borrower has promised to pay to such Lender Party pursuant to this Section 10.4 and which are not paid when due.  Such interest shall accrue from the date such Obligations become due until they are paid.

Section 10.5.  Parties in Interest; Assignments; Replacement Notes.

(a)  All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and permitted assigns; provided, however, that Borrower may not assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of all Lenders.  Neither Borrower nor any Affiliates of Borrower shall directly or indirectly purchase or otherwise retire any Obligations owed to any Lender nor will any Lender accept any offer to do so, unless each Lender shall have received substantially the same offer with respect to the same Percentage Share of the Obligations owed to it.  If Borrower or any Affiliate of Borrower at any time purchases some but less than all of the Obligations owed to all Lender Parties, such purchaser shall not be entitled to any rights of any Lender under the Loan Documents unless and until Borrower or its Affiliates have purchased all of the Obligations.

(b)  No Lender shall sell any participation interest in its commitment hereunder or any of its rights under its Loans or under the Loan Documents to any Person unless the agreement between such Lender and such participant at all times provides: (i) that such participation exists only as a result of the agreement between such participant and such Lender and that such transfer does not give such participant any right to vote as a Lender or any other direct claims or rights against any Person other than such Lender, (ii) that such participant is not entitled to payment from Borrower under Sections 3.2 through 3.6 of amounts in excess of those payable to such Lender under such sections (determined without regard to the sale of such participation), and (iii) unless such participant is an Affiliate of such Lender, that such participant shall not be entitled to require such Lender to take any action under any Loan Document or to obtain the consent of such participant prior to taking any action under any Loan Document, except for actions which would require the consent of all Lenders under subsection (a) of Section 10.1.  No Lender selling such a participation shall, as between the other parties hereto and such Lender, be relieved of any of its obligations hereunder as a result of the sale of such participation.  Each Lender which sells any such participation to any Person (other than an Affiliate of such Lender) shall give prompt notice thereof to Administrative Agent and Borrower; provided, however, that no liability shall arise if any such Lender fails to give such notice to Borrower.

(c)  Except for sales of participations under the immediately preceding subsection, no Lender shall make any assignment or transfer of any kind of its commitments or any of its rights under its Loans or under the Loan Documents, except for assignments to an Eligible Transferee or, subject to the provisions of subsection (g) below, to an affiliate, and then only if such assignment is made in accordance with the following requirements:

(i)  In the case of an assignment by a Lender of less than all of its Loans, LC Obligations and any commitment hereunder, each such assignment shall apply to a consistent percentage of all Loans and LC Obligations owing to the assignor Lender hereunder and to the same percentage of the unused portion of the assignor Lender’s Percentage Share of the Maximum Loan Amount, so that after such assignment is made both the assignee Lender and the assignor Lender shall have a fixed (and not a varying) Percentage Share in its Loans and LC Obligations and be committed to make that Percentage Share of all future Loans and make that Percentage Share of all future participations in LC Obligations, and the Percentage Share of the Maximum Facility Amount of each of the assignor and assignee shall equal or exceed $5,000,000.

(ii)  The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the “Register” (as defined below in this section), an Assignment and Acceptance in the form of Exhibit G, appropriately completed, together with the Note subject to such assignment and a processing fee payable by such assignor Lender (and not at Borrower’s expense) to Administrative Agent of $3,500.  Upon such execution, delivery, and payment and upon the satisfaction of the conditions set out in such Assignment and Acceptance, then (i) Borrower shall issue new Notes to such assignor and assignee upon return of the old Notes to Borrower, and (ii) as of the “Settlement Date” specified in such Assignment and Acceptance the assignee thereunder shall be a party hereto and a Lender hereunder and Administrative Agent shall thereupon deliver to Borrower and each Lender a revised Schedule 1 hereto showing the revised Percentage Shares and total Percentage Shares of such assignor Lender and such assignee Lender and the revised Percentage Shares and total Percentage Shares of all other Lenders.

(iii)  Each assignee Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, shall (to the extent it has not already done so) provide Administrative Agent and Borrower with the “Prescribed Forms” referred to in Section 3.7(d).

(d)  Any Lender may at any time pledge all or any portion of its Loan and Note (and related rights under the Loan Documents including any portion of its Note) to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or enforcement thereof shall release any such Lender from its obligations under any of the Loan Documents; provided that all related costs, fees and expenses in connection with any such pledge shall be for the sole account of such Lender.

(e)  By executing and delivering an Assignment and Acceptance, each assignee Lender thereunder will be confirming to and agreeing with Borrower, Administrative Agent and each other Lender Party that such assignee understands and agrees to the terms hereof, including Article IX hereof.

(f)  Administrative Agent shall maintain a copy of each Assignment and Acceptance and a register for the recordation of the names and addresses of Lenders and the Percentage Shares of, and principal amount of the Loans owing to, each Lender from time to time (in this section called the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and each Lender Party may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes.  The Register shall be available for inspection by Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(g)  Any Lender may assign or transfer its commitment or its rights under its Loans or under the Loan Documents to (i) any Affiliate that is wholly-owned direct or indirect subsidiary of such Lender or of any Person that wholly owns, directly or indirectly, such Lender, or (ii) if such Lender is a fund that makes or invests in bank loans, any other fund that makes or invests in bank loans and is advised or managed by (A) the same investment advisor as any Lender or (B) any Affiliate of such investment advisor that is a wholly-owned direct or indirect subsidiary of any Person that wholly owns, directly or indirectly, such investment advisor, subject to the following additional conditions (x), (y) and (z), with respect to assignments pursuant to clause (i) above, and subject to the following additional conditions (y) and (z) with respect to assignments pursuant to clause (ii) above:

(x)  any right of such Lender assignor and such assignee to vote as a Lender, or any other direct claims or rights against any other Persons, shall be uniformly exercised by both such assignor and assignee or pursued in the manner that such Lender assignor would have so exercised such vote, claim or right if it had not made such assignment or transfer; and

(y)  such assignee shall not be entitled to payment from Borrower under Sections 3.2 through 3.7 of amounts in excess of those payable to such Lender assignor under such sections (determined without regard to such assignment or transfer); and

(z)  if such Lender assignor is a Lender that assigns or transfers to such assignee any of such Lender’s Percentage Share of any commitment hereunder, assignee may become primarily liable for such commitment, but such assignment or transfer shall not relieve or release such Lender from such commitment.

(h)  Upon receipt of an affidavit reasonably satisfactory to Borrower of an officer of any Lender as to the loss, theft, destruction or mutilation of its Note which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, Borrower will execute and deliver, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor.

Section 10.6.  Confidentiality.  Each Lender Party agrees (on behalf of itself and each of its Affiliates, and each of its and their directors, officers, agents, attorneys, employees, and representatives) that it (and each of them) will take all reasonable steps to keep confidential any non-public information supplied to it by or at the direction of Borrower so identified when delivered, provided, however, that this restriction shall not apply to (a) information which has at the time in question entered the public domain, other than as a result of a breach of this Section 10.6, (b) information which is required to be disclosed by Law (whether valid or invalid) of any Tribunal, (c) any disclosure to any Lender Party’s Affiliates, auditors, attorneys or agents (provided each such Person first agrees to hold such information in confidence on the terms provided in this Section 10.6), (d) any disclosure to any other Lender Party or to any purchaser or prospective purchaser of participations or other interests in any Loan or Loan Document (provided each such Person first agrees to hold such information in confidence on the terms provided in this section), or (e) any disclosure in the course of enforcing its rights and remedies during the existence of an Event of Default.  Notwithstanding anything herein to the contrary, confidential information shall not include, and each Lender Party and Borrower may disclose and may permit to be disclosed to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender Party or Borrower relating to such tax treatment and tax structure.

Section 10.7.  Governing Law; Submission to Process.  Except to the extent that the Law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the Laws of the State of New York and shall be construed and enforced in accordance with and governed by the Laws of the State of New York and the Laws of the United States of America, without regard to principles of conflicts of law.  Borrower hereby agrees that any legal action or proceeding against Borrower with respect to this Agreement, the Notes or any of the Loan Documents may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York as Lender Parties may elect, and, by execution and delivery hereof, Borrower accepts and consents for itself and in respect to its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.  Each Borrower agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to the Loan Documents and waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens.  In furtherance of the foregoing, Borrower hereby irrevocably designates and appoints Corporation Service Company, 80 State Street, Albany, New York 12207, as agent of Borrower to receive service of all process brought against Borrower with respect to any such proceeding in any such court in New York, such service being hereby acknowledged by Borrower to be effective and binding service in every respect.  Copies of any such process so served shall also, if permitted by Law, be sent by registered mail to Borrower at its address set forth below, but the failure of Borrower to receive such copies shall not affect in any way the service of such process as aforesaid.  Borrower shall furnish to Lender Parties a consent of Corporation Service Company agreeing to act hereunder prior to the effective date of this agreement.  Nothing herein shall affect the right of Lender Parties to serve process in any other manner permitted by Law or shall limit the right of Lender Parties to bring proceedings against Borrower in the courts of any other jurisdiction.  If for any reason Corporation Service Company shall resign or otherwise cease to act as Borrower’s agent, Borrower hereby irrevocably agrees to (a) immediately designate and appoint a new agent acceptable to Administrative Agent to serve in such capacity and, in such event, such new agent shall be deemed to be substituted for Corporation Service Company for all purposes hereof and (b) promptly deliver to Administrative Agent the written consent (in form and substance satisfactory to Administrative Agent) of such new agent agreeing to serve in such capacity.

Section 10.8.  Limitation on Interest.  Lender Parties, Borrower and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect.  In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be contracted for, charged, or received by applicable Law from time to time in effect.  Neither Borrower nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.  Lender Parties expressly disavow any intention to contract for, charge, or receive excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated.  If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be contracted for, charged or received by applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrower or other payor thereof upon such determination.  In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, Lender Parties and Borrower (and any other payors thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully charge the maximum amount of interest permitted under applicable Law.  In the event applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, to the extent that the Texas Finance Code is mandatorily applicable to any Lender, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code, provided that if any applicable Law permits greater interest, the Law permitting the greatest interest shall apply.  In no event shall Chapter 346 of the Texas Finance Code apply to this Agreement or any other Loan Document, or any transactions or loan arrangement provided or contemplated hereby or thereby.

Section 10.9.  Right of Offset.  At any time and from time to time during the continuance of any Event of Default, each Lender is hereby authorized to offset against the Obligations then due and payable (without notice to Borrower), (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to any Lender from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with any Lender, and (c) any other credits and claims of Borrower at any time existing against any Lender, including claims under certificates of deposit.

Section 10.10.  Termination; Limited Survival.  In its sole and absolute discretion Borrower may at any time that no Obligations are owing or outstanding elect in a written notice delivered to Administrative Agent to terminate this Agreement.  Upon receipt by Administrative Agent of such a notice, if no Obligations are then owing or outstanding this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder.  Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by Borrower in any Loan Document, any Obligations under Sections 3.2 through 3.6, and any obligations which any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document.  At the request and expense of Borrower, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents.  Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.

Section 10.11.  Severability.  If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

Section 10.12.  Counterparts.  This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

Section 10.13.  Waiver of Jury Trial, Punitive Damages, etc.  Borrower and Lender Parties mutually hereby knowingly, voluntarily, and intentionally waive the right to a trial by jury in respect of any claim based hereon, arising out of, under or in connection with, this Agreement or any other Loan Documents contemplated to be executed in connection herewith or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party.  This waiver constitutes a material inducement for Lenders to enter into this Agreement and the other Loan Documents and make the Loans.  Borrower and each Lender Party hereby further (a) irrevocably waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any such litigation any “Special Damages,” as defined below, (b) certifies that no party hereto nor any representative or agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (c) acknowledges that it has been induced to enter into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this section.  As used in this section, “Special Damages” includes all special, consequential, exemplary, or punitive damages (regardless of how named), but does not include any payments or funds which any party hereto has expressly promised to pay or deliver to any other party hereto.

Section 10.14.  Replacement Credit Facility.  Borrower states and acknowledges that this Agreement is entered into by it in replacement of that certain Second Amended and Restated Credit Agreement [Letter of Credit and Hedged Inventory Facility] dated July 2, 2002 (the “Expiring LC Facility”), among Borrower, Fleet National Bank as administrative agent and the lenders party thereto.  Borrower further states, acknowledges and agrees that the preceding sentence does not and shall not alter or otherwise modify in any regard, directly or indirectly, expressly or impliedly or otherwise, (i) any termination of the Expiring LC Facility or, among other things, the termination of the Liens created to secure the Expiring LC Facility or (ii) the terms, provisions and conditions expressly set forth in, and contemplated by, this Agreement, or the transactions contemplated hereby, which in each case shall be governed solely by the terms, provisions and conditions of this Agreement and the other Loan Documents without regard to this Section 10.14; and for the avoidance of any doubt, such preceding sentence does not and shall not alter or modify in any regard, directly or indirectly, expressly or impliedly or otherwise, the discretionary and un-committed nature of the credit facility referred to herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

Borrower:		PLAINS MARKETING, L.P.

	By:	PLAINS MARKETING GP INC.,
its general partner

By:
Al Swanson, Treasurer

Address for Borrower:		333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Al Swanson
Telephone: (713) 646-4455
Fax: (713) 646-4564

PAA Website: www.paalp.com

FLEET NATIONAL BANK,
Administrative Agent, LC Issuer and a Lender

By:
Terrence Ronan, Managing Director

FLEET SECURITIES, INC.,
Lead Arranger and Book Manager

By:
Michael P. Hannon, Managing Director

BNP PARIBAS, a Lender

By:
Name:
Title:

By:
Name:
Title:

SOCIETE GENERALE, a Lender

By
Name:
Title:

SCHEDULE 1

LENDER SCHEDULE

Lender	Percentage Share of Maximum Facility Amount	Percentage Share(1)
Fleet National Bank	$100,000,000.00	50.000000%
BNP Paribas	$75,000,000.00	37.500000%
Societe Generale	$25,000,000.00	12.500000%
TOTALS	$200,000,000.00	100.000000%

(1) Rounded to six decimal places

LENDER INFORMATION

Lender	Contact	Domestic Lending Office	LIBOR Lending Office

Fleet National Bank	100 Federal Street Energy & Utilities MADE 10009H vice MADE 10008D Boston, Massachusetts 02110 Attn: Terrence Ronan Phone: 617-434-5472 Fax: 617-434-3652	100 Federal Street Boston, Massachusetts 02110	100 Federal Street Boston, Massachusetts 02110

BNP Paribas	787 7th Avenue New York, New York 10019 Attn: Ed Chin Phone: 212-841-2020 Fax: 212-841-2536	787 7th Avenue New York, New York 10019	787 7th Avenue New York, New York 10019

Societe Generale	1221 Avenue of the Americas New York, New York 10020 Attn: Jordan Nenoff Phone: 212-278-7407 Fax: 212-278-7417	1221 Avenue of the Americas New York, New York 10020	1221 Avenue of the Americas New York, New York 10020

SCHEDULE 3

SECURITY SCHEDULE

1.                                       Security Agreement of even date herewith by Borrower in favor of Administrative Agent, for the benefit of Lenders, covering Hedged Eligible Inventory, Hedging Contracts, Petroleum Product sales contracts and Accounts therefrom and proceeds thereof as from time to time specified by Borrower (the “Security Agreement”).

2.                                       UCC-1 Financing Statement naming Borrower as debtor and Administrative Agent as secured party, covering the Collateral described in the Security Agreement.

SCHEDULE 4

PRICING GRID

Applicable Rating Level	Applicable Margin Base Rate Loans	Applicable Margin LIBOR Loans and LC Fee Rate
Level I	0.000%	0.375%
Level II	0.000%	0.500%
Level III	0.000%	0.750%
Level IV	0.000%	1.000%

SCHEDULE 5

CURRENTLY APPROVED PERSONS AND FACILITIES

EXHIBIT A

NOTE

$	New York, New York	, 200

FOR VALUE RECEIVED, the undersigned, Plains Marketing, L.P., a Delaware limited partnership (herein called “Borrower”), hereby promises to pay to the order of                                     (herein called “Lender”), the principal sum of                               ($                        ), or, if greater or less, the aggregate unpaid principal amount of the Loans made under this Note by Lender to Borrower pursuant to the terms of the Credit Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as hereinafter set forth, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Administrative Agent under the Credit Agreement, as from time to time may be designated by the holder of this Note.

This Note (a) is issued and delivered under that certain Credit Agreement dated November 21, 2003 among Borrower, Fleet National Bank, as Administrative Agent, and the lenders (including Lender) referred to therein (herein, as from time to time supplemented, amended or restated, called the “Credit Agreement”), and is a “Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is guaranteed by and entitled to the benefits of certain guaranties (as identified in the Credit Agreement).  Payments on this Note shall be made and applied as provided herein and in the Credit Agreement.  Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the guaranties for a description of the nature and extent of the guarantee thereby provided and the rights of the parties thereto.

The principal amount of this Note shall bear interest and shall be due and payable from time to time as provided in the Credit Agreement with the remaining unpaid principal balance of this Note being due and payable in full on or before the Maturity Date.  Accrued and unpaid interest hereon shall be due and payable on each Interest Payment Date as provided in the Credit Agreement and on the Maturity Date.

Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest which, under applicable Law, may be charged on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and

1

all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of New York  (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

PLAINS MARKETING, L.P.

By:	PLAINS MARKETING GP INC.,
its general partner

By:
Name:
Title:

2

EXHIBIT B-1

FINANCING REQUEST-INITIAL

Reference is made to that certain Credit Agreement dated November 21, 2003 among Plains Marketing, L.P. (“Borrower”), Fleet National Bank, as Administrative Agent, and certain financial institutions (“Lenders”).  Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.

Pursuant to the terms of the Agreement, Borrower hereby requests Lenders to finance Cash and Carry Purchases or storage of Hedged Eligible Inventory as set forth on the attached Schedule, by participating in Letters of Credit to secure such Cash and Carry Purchases and/or make Loans to finance such Cash and Carry Purchases or storage of such Hedged Eligible Inventory for the following:

Delivery Month:                                         , 200

Sale/Purchase Month:                                        , 200

Funding Date (Settlement Date for Delivery Month):                                         , 200

Hedged Value of Hedged Eligible Inventory: $

Initial Financing Request (90% of Hedged Value): $

To induce Lenders to commit to finance such Cash and Carry Purchases or storage of such Hedged Eligible Inventory, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a)  The officer or authorized agent of GP Inc. signing this instrument is the duly elected, qualified and acting officer or authorized agent of GP Inc. as indicated below such officer’s signature hereto having all necessary authority to act for the Borrower.

(b)  The representations and warranties of Borrower set forth in the Agreement and the other Loan Documents are true and correct on and as of the date hereof (except to the extent that such representation or warranty was made as of a specific date, or updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders, then in each such case, such other date), with the same effect as though such representations and warranties had been made on and as of the date hereof.

(c)  There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Agreement; nor will any such Default exist upon receipt and application of the financing requested hereby. Borrower will use all Letters of Credit and Loans hereby requested in compliance with Section 2.5 of the Agreement.

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(d)  The Facility Usage, after the issuance of Letters of Credit and/or the making of the requested Loans contemplated hereby, will not be in excess of the Maximum Facility Amount on the date requested for the issuance of such Letters of Credit or the making of such Loans.

(e) The Petroleum Products inventory described on the attached Schedule, when purchased by Borrower, will (i) qualify as Hedged Eligible Inventory as defined in the Agreement, (ii) be located at the Approved Locations set forth on the attached Schedule and (iii) be subject to the Hedging Contracts listed on the attached Schedule, with the Hedged Value set forth thereon.  Borrower hereby grants a lien on and security interest in all Petroleum Products listed on the attached Schedule, the related Hedging Contracts specified thereon, to the extent such Hedging Contracts pertain or relate to such Petroleum Products, all sales contracts now or hereafter entered into with respect to such Petroleum Products, to the extent such sales contracts pertain or relate to such Petroleum Products, all Accounts arising therefrom, and all proceeds thereof, in favor of Administrative Agent for the benefit of Lenders, and expressly acknowledges and agrees that all such Petroleum Products, Hedging Contracts, sales contracts, Accounts and proceeds constitute “Collateral” as defined in the Security Agreement, and Borrower and Administrative Agent, by its acceptance hereof, hereby agree that the Security Agreement, and the definition of “Collateral” set forth therein, is hereby supplemented hereby.

(f)  The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement.  The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer or authorized agent of GP Inc. signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete in all material respects.

IN WITNESS WHEREOF, this instrument is executed as of                                 ,        .

PLAINS MARKETING, L.P.

By:	PLAINS MARKETING GP INC.,
its general partner

By:
Name:
Title:

2

EXHIBIT B-2

FINANCING REQUEST-FINAL

Reference is made to that certain Credit Agreement dated November 21, 2003 among Plains Marketing, L.P. (“Borrower”), Fleet National Bank, as Administrative Agent, and certain financial institutions (“Lenders”).  Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.

  Pursuant to the terms of the Agreement and that certain Financing Request-Initial dated                            , 200     (the “Initial Request), Borrower hereby amends and supplements such Initial Request and the Schedule thereto as follows:

Delivery Month:                                       , 200

Sale/Purchase Month:                                       , 200

Funding Date (Settlement Date for Delivery Month):                                    , 200

Sale Value of Hedged Eligible Inventory: $

Final Financing Request: $

(90% of lesser of (i) Sale Value and

(ii) 110% of Hedged Value as set forth in Initial Request)

[In addition, Borrower hereby requests each Participating Lender consent to financing its Percentage Share of an additional amount equal to the amount by which the Sale Value of such Financed Hedged Eligible Inventory as set forth on the attached Schedule exceeds 110% of the Hedged Value of such Financed Hedged Eligible Inventory as set forth in the Initial Request].

To induce Participating Lenders to make such Loans, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Participating Lender that:

(a)  The officer or authorized agent of GP Inc. signing this instrument is the duly elected, qualified and acting officer or authorized agent of GP Inc. as indicated below such officer’s signature hereto having all necessary authority to act for the Borrower.

(b)  The representations and warranties of Borrower set forth in the Agreement and the other Loan Documents are true and correct on and as of the date hereof (except to the extent that such representation or warranty was made as of a specific date, or updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders, then in each such case, such other date), with the same effect as though such representations and warranties had been made on and as of the date hereof.

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(c)  There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Agreement; nor will any such Default exist upon receipt and application of the Loans requested hereby.  Borrower will use the Loans hereby requested in compliance with Section 2.5 of the Agreement.

(d)  The Facility Usage, after the making of the Loans requested hereby, will not be in excess of the Maximum Facility Amount on the date requested for the making of such Loans.

(e) The Petroleum Products inventory described on the attached Schedule (i) qualifies as Hedged Eligible Inventory as defined in the Agreement, (ii) is located at the Approved Locations set forth on the attached Schedule, (iii) is subject to the Hedging Contracts listed on the attached Schedule, (iv) is subject to the sales contracts listed on the attached Schedule, with the Sale Value set forth thereon.  Borrower hereby grants a lien on and security interest in all Petroleum Products listed on the attached Schedule, the related Hedging Contracts specified thereon, to the extent such Hedging Contracts pertain or relate to such Petroleum Products, the sales contracts listed on the attached Schedule and all other sales contracts now or hereafter entered into with respect to such Petroleum Products, to the extent such sales contracts pertain or related to such Petroleum Products, all Accounts arising therefrom, and all proceeds thereof, in favor of Administrative Agent for the benefit of Lenders, and expressly acknowledges and agrees that all such Petroleum Products, Hedging Contracts, sales contracts, Accounts and proceeds constitute “Collateral” as defined in the Security Agreement, and Borrower and Administrative Agent, by its acceptance hereof, hereby agree that the Security Agreement, and the definition of “Collateral” set forth therein, is hereby supplemented hereby.

(f)  The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement.  The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

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The officer or authorized agent of GP Inc. signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete in all material respects.

IN WITNESS WHEREOF, this instrument is executed as of                           ,      .

PLAINS MARKETING, L.P.

By:	PLAINS MARKETING GP INC.,
its general partner

By:
Name:
Title:

3

EXHIBIT B-3

BORROWING NOTICE

Reference is made to that certain Credit Agreement dated November 21, 2003 among Plains Marketing, L.P. (“Borrower”), Fleet National Bank, as Administrative Agent, and certain financial institutions (“Lenders”).  Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.

Pursuant to the terms of the Agreement and that certain Financing Request-Final dated                          , 200     (the “Final Request”), Borrower hereby requests the Participating Lenders set forth below to make Loans to Borrower in the aggregate principal amount of $                      and specifies the Funding Date set forth below as the date Borrower desires for Lenders to make such Loans and for Administrative Agent to deliver to Borrower the proceeds thereof.

Delivery Month:                               , 200

Participating Lenders:

Funding Date (Settlement Date for Delivery Month):                                 , 200

Type of Loan:                     [LIBOR Loans] [Base Rate Loans]

Length of Interest Rate for LIBOR Loan (1 month):

To induce Participating Lenders to make such Loans, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Participating Lender that:

(a)  The officer or authorized agent of GP Inc. signing this instrument is the duly elected, qualified and acting officer or authorized agent of GP Inc. as indicated below such officer’s signature hereto having all necessary authority to act for the Borrower.

(b)  The representations and warranties of Borrower set forth in the Agreement and the other Loan Documents, including the Final Request) are true and correct on and as of the date hereof (except to the extent that such representation or warranty was made as of a specific date, or updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders, then in each such case, such other date), with the same effect as though such representations and warranties had been made on and as of the date hereof.

(c)  There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Agreement; nor will any such Default exist upon receipt and application of the

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Loans requested hereby.  Borrower will use the Loans hereby requested in compliance with Section 2.5 of the Agreement.

(d)  The Facility Usage, after the making of the Loans requested hereby, will not be in excess of the Maximum Facility Amount on the date requested for the making of such Loans.

(e) The Loans requested hereby will not be in excess of 90% of the lesser of (i) the Sale Value of the Hedged Eligible Inventory as set forth in the Final Request and (ii) 110% of Hedged Value as set forth in Initial Request (as defined in the Final Request).

(f)  The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement.  The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer or authorized agent of GP Inc. signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete in all material respects.

IN WITNESS WHEREOF, this instrument is executed as of                            ,        .

PLAINS MARKETING, L.P.

By:	PLAINS MARKETING GP INC.,
its general partner

By:
Name:
Title:

2

EXHIBIT C

CONTINUATION/CONVERSION NOTICE

Reference is made to that certain Credit Agreement dated November 21, 2003 among Plains Marketing, L.P. (“Borrower”), Fleet National Bank, as Administrative Agent, and certain financial institutions (“Lenders”).  Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.

Borrower hereby requests a conversion or continuation of existing Loans into a new Borrowing pursuant to Section 2.4 of the Agreement as follows:

Existing Borrowing(s) of Loans to be Continued or Converted:

$                              of LIBOR Loans with Interest Period ending

$                              of Base Rate Loans

Aggregate amount of new Borrowing:	$

Type of Loans in new Borrowing:

Date of Continuation or Conversion:

Length of Interest Period for LIBOR Loans
(1, 2, 3, 6, or 12 months):	months

Borrower hereby represents, warrants, acknowledges, and agrees to and with each Lender that:

(a)  The officer or authorized agent of GP Inc. signing this instrument is the duly elected, qualified and acting officer or authorized agent of GP Inc. as indicated below such officer’s signature hereto having all necessary authority to act for the Borrower.

(b)  There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Agreement; nor will any such Default exist upon receipt and application of the Loans requested hereby.

(c)  The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement.  The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

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The officer or authorized agent of GP Inc. signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete in all material respects.

IN WITNESS WHEREOF, this instrument is executed as of                           ,      .

PLAINS MARKETING, L.P.

By:	PLAINS MARKETING GP INC.,
its general partner

By:
Name:
Title:

2

EXHIBIT D-1

OPINION OF IN-HOUSE COUNSEL TO BORROWER

3

EXHIBIT D-2

OPINION OF FULBRIGHT & JAWORSKI, L.L.P., COUNSEL TO BORROWER

4

EXHIBIT E

LETTER OF CREDIT APPLICATION AND AGREEMENT

5

EXHIBIT F

Irrevocable Standby Letter of Credit	DATE:

BENEFICIARY	CONFIRMING OUR CABLE OF TODAY

Credit Number:

Dear Sir or Madam:

BY ORDER OF:

PLAINS MARKETING, L.P.

HOUSTON, TX  77002

We hereby open in your favor our Irrevocable Standby Letter of Credit for the account of PLAINS MARKETING, L.P. for a sum of approximately US DOLLARS                               (                                                                          ) available by your draft(s) at SIGHT on OURSELVES effective                                and expiring at OUR COUNTERS on                                   .

DRAFTS MUST BE ACCOMPANIED BY:

1.                                       COPY(IES) OF COMMERCIAL INVOICE(S) MARKED “UNPAID” ISSUED TO PLAINS MARKETING, L.P.  COVERING CRUDE OIL DELIVERED IN                         ,          .

2.                                       WARRANTY OF TITLE ISSUED TO PLAINS MARKETING, L.P.  AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF                                                                                        CERTIFYING THAT “IN CONSIDERATION OF YOUR PAYMENT OF THE ATTACHED INVOICE, WE HEREBY EXPRESSLY WARRANT THAT WE HAD MARKETABLE TITLE TO SUCH MATERIAL, AND THAT WE HAD FULL RIGHT AND AUTHORITY TO TRANSFER AND EFFECT DELIVERY OF SUCH MATERIAL TO YOU OR YOUR ASSIGNS AND HEREBY AGREE TO PROTECT, INDEMNIFY AND HOLD PLAINS MARKETING, L.P. HARMLESS FROM AND AGAINST ANY AND ALL COSTS, DAMAGES, EXPENSES, AND CLAIMS, INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEY’S FEES, WHICH YOU MIGHT SUFFER OR INCUR ARISING OR RESULTING FROM ANY BREACH OF THE ABOVE WARRANTY.”

3.                                       A STATEMENT SIGNED BY AN AUTHORIZED REPRESENTATIVE OF                                                                                          STATING THAT:                                                                              HEREBY CERTIFIES THAT INVOICED QUANTITIES OF

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PRODUCT HAVE BEEN DELIVERED FREE AND CLEAR OF ALL LIENS AND ENCUMBRANCES TO PLAINS MARKETING, L.P. WHICH HAS FAILED TO PAY FOR THIS PRODUCT, AND THE MONIES HEREBY DRAWN ARE DUE AND PAYABLE.

SPECIAL CONDITIONS:

A.                                   THIS LETTER OF CREDIT IS AVAILABLE FOR PAYMENT AT SIGHT BUT NOT PRIOR TO                               ,                     .

B.                                     THE AMOUNT AVAILABLE FOR DRAWING UNDER THIS LETTER OF CREDIT WILL BE REDUCED BY THE AMOUNT OF ANY PAYMENT(S) MADE OUTSIDE THIS LETTER OF CREDIT TO                                                                                                          BY PLAINS MARKETING, L.P. FOR THIS PRODUCT IF SUCH PAYMENT(S) IS/ARE MADE THROUGH FLEET NATIONAL BANK, BOSTON, MA REFERENCING THIS LETTER OF CREDIT NUMBER.

C.                                     ALL BANKING CHARGES OTHER THAN THOSE OF FLEET NATIONAL BANK ARE FOR THE ACCOUNT OF THE BENEFICIARY.

D.                                    PARTIAL DRAWINGS AND PARTIAL SHIPMENTS ARE PERMITTED.

E.                                      COMMERCIAL INVOICE(S) REFERENCED ABOVE IN EXCESS OF THE U.S. DOLLAR AMOUNT OF THIS LETTER OF CREDIT IS (ARE) ACCEPTABLE; HOWEVER, PAYMENT NOT TO EXCEED THE VALUE OF THIS LETTER OF CREDIT.

F.                                      DOCUMENTS PRESENTED MORE THAN TWENTY-ONE DAYS AFTER THE TRANSPORT DATE BUT WITHIN THE VALIDITY OF THIS CREDIT ARE ACCEPTABLE.

Except so far as otherwise expressly stated herein, this letter of credit is subject to the “Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.”

We hereby agree that drafts drawn under and in compliance with the terms of this letter of credit will be duly honored if presented to the above-mentioned drawee bank on or before                                  ,            .

The word “approximately”, insofar as it refers to the amount of this credit, is to be construed as allowing a difference not to exceed 10% more or 10% less.

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Kindly address all correspondence regarding this letter of credit to the attention of our Letter of Credit Operations, P.O. Box 1763, BOSTON, MA 02105, attention                                       , mentioning our reference number as it appears above.  Telephone inquiries can be made to                                             at                                         .

Very truly yours,

Authorized Official

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EXHIBIT G

ASSIGNMENT AND ACCEPTANCE

Reference is made to that certain Credit Agreement dated as of November 21, 2003 (as from time to time amended, the “Agreement”), by and among Plains Marketing, L.P. (“Borrower”), Fleet National Bank, as Administrative Agent, and certain financial institutions (“Lenders”).  Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.

The “Assignor” and the “Assignee” referred to on Schedule 1 agree as follows:

1.                                       The Assignor hereby sells and assigns to the Assignee, without recourse and without representation or warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Agreement and the other Loan Documents as of the date hereof equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Agreement and the other Loan Documents with respect to the Loans and commitment, if any.  After giving effect to such sale and assignment, the Assignee’s amount of the Loans owing to the Assignee will be as set forth on Schedule 1.

2.                                       The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) attaches the Note held by the Assignor and requests that Administrative Agent exchange such Note for [a new Note payable to the order of the Assignee] [new Notes in an amount equal to Assignee’s Percentage Share of the Maximum Facility Amount assumed by the Assignee pursuant hereto and to the Assignor in an amount equal to its Percentage Share of the Maximum Facility Amount retained by the Assignor, if any], as specified on Schedule 1.

3.                                       The Assignee (i) confirms that it has received a copy of the Agreement, together with copies of the financial statements referred to in Section 6.2 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) confirms that it is an Eligible Transferee, (iv) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement as are delegated to Administrative Agent by the terms thereof, together with such powers and discretion

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as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service or other forms required under Section 10.5.

4.                                       Following the execution of this Assignment and Acceptance, it will be delivered to Administrative Agent for acceptance and recording by Administrative Agent.  The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by Administrative Agent, unless otherwise specified on Schedule 1.

5.                                       Upon such acceptance and recording by Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

6.                                       Upon such acceptance and recording by Administrative Agent, from and after the Effective Date, Administrative Agent shall make all payments under the Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.                                       This Assignment and Acceptance shall be governed by, and construed in accordance with, the Laws of the State of New York.

8.                                       This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

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SCHEDULE 1 to ASSIGNMENT AND ACCEPTANCE

Assignee’s Percentage Share of Maximum Facility Amount:	$
Assignee’s Percentage Share:		%
Aggregate outstanding principal amount of Loans assigned:	$
Principal amount of Note payable to Assignee:	$
Principal amount of Note payable to Assignor (if retained):	$	]

Effective Date (if other than date of acceptance
by Administrative Agent:	* , 200

[NAME OF ASSIGNOR], as Assignor

By:
Title:

Dated: , 200

[NAME OF ASSIGNEE], as Assignee

By:
Title:

Domestic Lending Office:
LIBOR Lending Office:

*                                         This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to Administrative Agent.

Accepted this day of , 200

FLEET NATIONAL BANK

By:
Title:

[Approved this day of , 200

[PLAINS MARKETING, L.P.
By:	PLAINS MARKETING GP INC., its general partner

By:
Title: